The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 6, 2004 Filed pursuant to Rule 424(b)(5)

Registration Number: 333-120546

Preliminary prospectus supplement

(To prospectus dated November 29, 2004)

3,000,000 shares

Common stock

We are offering 3,000,000 shares of our common stock.

Our common stock is traded on the Nasdaq National Market under the symbol “CSTR.” On December 3, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $27.07 per share.

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to us, before expenses	$	$

We have granted the underwriters an option for a period of 30 days to purchase up to an additional 450,000 shares of our common stock.

The underwriters expect to deliver the shares on or about December     , 2004.

Investing in our common stock involves risks. See “ Risk factors” beginning on page S-11 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

JPMorgan	Banc of America Securities LLC

Thomas Weisel Partners LLC

Craig-Hallum Capital Group LLC

Delafield Hambrecht, Inc.

Merriman Curhan Ford & Co.

December     , 2004

Coinstar Center
Coinstar

Coinstar®

Toy Shoppe

25¢

Prospectus Supplement

Base Prospectus

S-i

About this prospectus supplement

This prospectus supplement is a supplement to the accompanying base prospectus that is also a part of this document. This prospectus supplement and the accompanying base prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. The shelf registration statement was declared effective by the SEC on November 29, 2004. Under the shelf registration statement, we may offer and sell up to an aggregate amount of $200 million of any combination of the securities described in the accompanying base prospectus, including the securities in this offering. In this prospectus supplement, we provide you with specific information about the terms of this offering. Both this prospectus supplement and the accompanying base prospectus include important information about us, our common stock and other information you should know before investing in our common stock. This prospectus supplement also adds, updates and changes information contained in the accompanying base prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying base prospectus, the statements made in the accompanying base prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying base prospectus as well as the additional information described under the headings “Information incorporated by reference” on page S-31 and “Where you can find more information” on page S-31 of this prospectus supplement before investing in our common stock.

You should rely only on information contained in or incorporated by reference into this prospectus supplement and the accompanying base prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus supplement and the accompanying base prospectus. We are offering to sell and are seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock.

S-ii

Prospectus supplement summary

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying base prospectus. This summary may not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying base prospectus carefully, including “Risk factors” beginning on page S-11, our consolidated financial statements, the pro forma financial statements and their respective related notes included, or incorporated by reference in this prospectus supplement and the accompanying base prospectus, before making an investment decision. Except where we state otherwise, the information we present in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option. Unless the context indicates otherwise, references in this prospectus to “Coinstar,” “we,” “our” and “us” refer to Coinstar, Inc. and its subsidiaries, including ACMI. References to “ACMI” include ACMI Holdings, Inc., American Coin Merchandising, Inc. and their subsidiaries.

Coinstar, Inc.

We are the leader in the self-service coin-counting services market. We own and operate the only multi-national fully automated network of self-service coin-counting machines across the United States, in Canada and in the United Kingdom. Following our July 2004 acquisition of ACMI, we believe we are the leading owner and operator in the United States of skill-crane machines and bulk vending machines. We also own and operate kiddie rides and video games. We refer to these services collectively as entertainment services. We provide our entertainment services to consumers in mass merchandisers, supermarkets, warehouse clubs, restaurants, entertainment centers, truck stops and other distribution channels. We also offer a range of electronic payment (“e-payment”) services such as stored value cards, payroll cards, prepaid MasterCard® cards and prepaid wireless products at point-of-sale terminals, stand-alone e-payment kiosks and e-payment enabled coin-counting machines in drugstores, universities, shopping malls, supermarkets and convenience stores in the United States and the United Kingdom.

We launched our business in North America with the installation of the first Coinstar coin-counting machine in the early 1990s, and in 2001 we began our commercial rollout of coin services in the United Kingdom. Since inception, our coin-counting machines have counted and processed an estimated 175 billion coins worth more than $10.0 billion in more than 290 million self-service coin-counting transactions. We now own and operate more than 11,700 coin-counting machines in the United States, Canada and United Kingdom and more than 167,000 entertainment services machines in the United States and Mexico. We also utilize more than 15,000 point-of-sale terminals and own and operate approximately 150 stand-alone e-payment kiosks for e-payment services in the United States and the United Kingdom. In addition, approximately 2,450 of our 11,700 coin-counting machines are e-payment enabled.

Our acquisition of ACMI and the continued growth of our e-payment services has significantly broadened our base of existing and potential retail partners and the depth and reach of our sales and field service forces, thereby greatly expanding the opportunity to cross-sell our coin, entertainment and e-payment services. For example, we can now offer entertainment services to traditionally coin services-only retail partners, such as supermarkets, and offer coin services to traditionally entertainment services-only retailers, such as mass merchandisers and warehouse clubs. We also believe we have expanded opportunities to cross-sell our e-payment services. We now have more than 1,200 field service employees throughout the United States and internationally, which have expanded our geographic reach to develop and maintain strong relationships with new and existing retail partners. With the combination of coin, entertainment and e-payment services, we are positioned as a single-source supplier for retailers to capitalize on their front-of-store space, an area that generally has not been managed to optimize revenue per square foot.

Coin services

We estimate that at any one time, there is approximately $10.5 billion worth of coin sitting idle in households in the United States. In 2003, consumers processed more than $2.0 billion worth of coin through our coin-counting machines.

We own and service all of our coin-counting machines, providing a “turn-key, headache-free” service to retailers. Our machines are easy to use, highly accurate, durable, easy to service and capable of processing up to 600 coins per minute. Consumers feed loose change into the machines, which count the change and then dispense vouchers or, in some cases, issue e-payment products, at the consumer’s election. Each voucher lists the dollar value of coins counted, less our transaction fee, which is typically 8.9% of the value of each transaction. Our patented, proprietary technology helps us to maintain high up-time, remotely monitor performance and minimize the potential for losses associated with voucher fraud.

Since we pay a percentage of our transaction fees to our retail partners, our coin services benefit our retail partners by providing an additional source of revenue. In addition, our studies show that our coin services increase foot traffic in our retail partners’ stores and that approximately 45% of our customers spend all or a part of the proceeds of their vouchers in the store. Our leading coin services retail partners include The Kroger Co. and Albertson’s, Inc. supermarket chains.

Entertainment services

We estimate that the market for our entertainment services is approximately $1.1 billion in the United States. We believe we are the leading owner and operator of skill-crane and bulk vending machines in the United States.

Our entertainment services machines consist primarily of skill-crane machines, bulk vending, kiddie rides and video games, which are installed in more than 18,000 retail locations, totaling more than 167,000 pieces of equipment. The majority of our entertainment services revenue is derived from skill-crane machines that dispense plush toys, novelties and other items. For each play, customers maneuver the skill-crane into position and attempt to retrieve the desired item in the machine’s enclosed display area before play is ended. We utilize appealing displays of quality merchandise, new product introductions and other merchandising techniques to attract new and repeat customers. Our leading entertainment services partners include Wal-Mart, Inc. and Denny’s Corporation.

Since we pay our retail partners a portion of the fee per play, our entertainment services machines, like our coin-counting machines, provide an additional revenue stream for our retail partners. In addition, our entertainment services machines add an element of entertainment for consumers. As with our coin services business, we own and service all of our entertainment machines, providing a convenient service to retailers.

E-payment services

We estimate that the e-payment services market is approximately $1.3 billion in the United States. We offer e-payment services, including loading prepaid wireless accounts, reloading prepaid MasterCard® cards and prepaid phone cards and providing payroll card services. We believe these and other e-payment services represent a significant growth opportunity for us. We offer various e-payment services through point-of-sale terminals, stand-alone e-payment kiosks and e-payment enabled coin-counting machines in supermarkets, drugstores, universities, shopping malls and convenience stores. These services provide an easy way for consumers to perform a variety of useful transactions without having to obtain a bank account or credit card. Our key e-payment services partners include the Albertson’s, Inc. supermarket chain and the Walgreens Co. and CVS Corporation drug stores.

We generate revenue for ourselves and pay our retail partners a fee through our commissions earned on the sales of e-payment services. We have relationships with national wireless carriers, such as Sprint, Verizon, T-Mobile, Virgin Mobile and Cingular/AT&T Wireless. As part of our strategy to increase our e-payment services business, which is still in an early stage, we have acquired two regional e-payment businesses, CellCards of Illinois L.L.C. and the assets of Telesouth, Inc. in the last year.

Competitive strengths

We believe our key competitive strengths are:

Market leadership. We are the market leader in the self-service coin-counting services market and we believe we are the leader in the skill-crane and bulk vending markets. We own and operate the only multi-national fully automated network of self-service coin-counting machines in the United States, Canada and the United Kingdom. To date, we have installed more than 11,700 of our coin-counting machines in those countries, which account for approximately 85% of the installed base in those markets. Currently, we estimate that 75% of the US population lives within five miles of one of our coin-counting machines. We estimate that there is $10.5 billion worth of coin sitting idle in US households alone. Our coin-counting machines provide consumers with a convenient and reliable means of converting loose coins into cash. In addition, we believe we are the leading owner and operator of skill-crane and bulk vending machines in the United States, with more than 167,000 pieces of equipment installed in more than 18,000 retail locations.

Profitable, turn-key solutions for our retail partners. We own, operate and maintain all of our machines and provide our retail partners with low maintenance, turn-key solutions and revenue-generating services. In addition, our array of services allows retailers to work with a single source provider for key front-of-store needs. Our studies show that our coin-counting machines increase foot traffic to host stores, and that approximately 45% of customers spend all or a part of the proceeds of their vouchers in the retail partner’s store. Retail partners also receive a portion of our revenues from our coin, entertainment and e-payment services transaction fees. We believe that these sources of revenue are very attractive to retailers. For example, our self-service coin-counting machines and skill-crane machines generate five to eight times the supermarket average for profitability per square foot, among the most profitable in a supermarket, compared to the supermarket average reported in a recent independent survey.

Differentiating, patented coin services technology. We believe that our proprietary technology sets us apart from our competitors. We have 58 US and foreign patents covering various aspects of our coin services business, including our networked coin-counting machines, coin-cleaning technology and voucher security features. Our coin-counting machines have a multi-step coin-cleaning process to remove debris, which helps prevent our equipment from becoming jammed. Our network allows our field service team to remotely monitor each individual coin-counting machine, thereby allowing us to optimize pickup of coins for maximum efficiency and perform maintenance on a cost-effective basis. These proprietary features allowed us to achieve availability rates on our coin-counting machines of approximately 95% in 2003, which underscores our reputation for providing reliable service. Our vouchers are encrypted using our proprietary technology to minimize the potential for losses associated with voucher fraud. We believe that the combination of our proprietary technology and reliable machine performance results in a preference for our services compared to our competitors.

Barriers to entry. We believe that our proprietary network of coin-counting machines, combined with our wide geographic reach and existing relationships with our coin and entertainment services retail partners, would require a substantial investment of time and resources for other companies to enter the market and compete effectively against us in the self-service coin-counting and entertainment services markets. In the last 11 years, we have invested more than $275 million in capital equipment and research and development to build our coin-counting network, and believe that this investment represents a significant competitive barrier to entry. The scale and size of our entertainment services operations allows us to achieve better economies of scale and provide higher quality merchandise in our machines, which we believe increases usage, resulting in higher revenues for us and our retail partners. We believe that any potential competitors in the skill-crane and bulk vending markets would need to invest significant capital and secure relationships with large scale retailers in order to challenge our leadership in those markets. In addition, we believe that our existing relationships with retail partners, and a broad range of product offerings in our e-payment business gives us a competitive edge in the e-payment services space.

Consistent and diversified revenue streams and stable operating cash flow. Our revenues and cash flows have increased each year for the last six years. Our diversified revenue streams are mainly driven by the service fees we charge our customers and the size and number of customer transactions. For example, in our coin services business, the average transaction value over the last four years has remained stable at approximately $36, while the annual number of transactions has grown from 35 million in 2000 to an estimated 54 million in 2004. A large proportion of our costs are variable, which allows us to maintain stable operating cash flows while responding to changes in the business.

Key growth strategies

Key elements of our growth strategy include:

Drive trial and repeat usage. We have undertaken extensive marketing campaigns, machine upgrades and service enhancements to increase consumer awareness of our coin-counting service and to drive trial and repeat usage. Based on a 2004 survey by NFO WorldGroup that we commissioned, approximately 22% of households have tried our coin-counting service. In the entertainment services market, we believe that trial and repeat usage is driven by effective merchandising. In order to drive usage at our entertainment services machines, we offer quality products and frequently rotate the products in our machines to feature different themes and holidays.

Cross-sell across existing retail relationships. Our acquisition of ACMI has created an opportunity for our businesses to benefit from our respective existing retailer relationships. While we have focused our coin-counting machine placement within supermarkets, our entertainment services are placed predominantly with mass merchandisers, restaurants, warehouse clubs, bingo halls and truck stops. Consequently, we believe that there are opportunities to sell our coin-counting services into channels of distribution where our entertainment business is strong, and vice versa. We also believe that we have the potential to sell our e-payment services through these channels of distribution. We believe that retailers favor partnerships with fewer vendors of services such as ours, and that this preference will allow us to leverage our relationships with existing retail partners to place additional machines and to introduce additional e-payment services. Furthermore, the acquisition of ACMI and its large field service organization allows us to offer retailers the opportunity to work with a single-source nationwide provider for key front-of-store services.

Grow our installed base of machines. We plan to continue to expand our presence in North America and abroad. Because of our growing platform of products, enhanced services and nationwide field services organization, we have the ability to expand our services into numerous retailers, including supermarkets, drugstores, mass merchandisers, restaurants and convenience store chains, as well as other diversified and emerging channels such as banks and dollar stores. In addition, we believe we will have the benefit of expanding our installed base to the extent that our retail partners continue to grow their own businesses. We also believe we can extend our platform to countries outside the United States, including to countries in Europe, Latin America and Asia.

Leverage our network through new product initiatives and develop new markets. Our relationships with leading supermarket, mass merchandising and restaurant chains and our installed base of networked coin-counting machines form a strategic platform from which we intend to launch new product initiatives, such as e-payment services. In addition, we greatly expanded our geographic reach with the ACMI acquisition, thereby increasing the number of retail partners and geographic areas in which we may install our machines. We have rolled out our prepaid wireless and prepaid MasterCard® card services to consumers and are currently offering these services through approximately 150 stand-alone e-payment kiosks and approximately 2,450 e-payment enabled coin-counting machines. In addition, we utilize approximately 15,000 point-of-sale terminals that offer e-payment services throughout the

United States. We will continue to look for opportunities to grow both our e-payment geographic reach as well as the number of services we offer. We envision the Coinstar unit as the touch-point for a range of consumer products and services and plan to continue testing various concepts, including gift cards, through our coin-counting machines.

Grow through acquisitions. We continue to explore opportunities to acquire companies and assets in order to strengthen our position in existing markets and to add complementary products and services to offer to both our retail partners and consumers. Future acquisitions may enable us to further leverage our fixed expenses, improve margins and expand the geographic reach of our services. However, we have no binding obligations with respect to any acquisitions at this time.

ACMI acquisition

In July 2004, we added our entertainment services business to our historical coin services and e-payment services businesses through the acquisition of ACMI for $235.0 million in cash. On a pro forma basis, the ACMI entertainment services business would have accounted for 53% and 55% of our total revenues for 2003 and the six months ended June 30, 2004, respectively. For the quarter ended September 30, 2004, the entertainment services business accounted for 50% of our total revenue. The ACMI entertainment services business was included in our results of operations for the period from July 7, 2004 to September 30, 2004.

The entertainment services business has a different business model from our coin-counting services business. For example, the direct operating expenses of the entertainment services business are substantially higher than for our historical coin-counting business, principally due to the costs of inventory required to support the skill-crane and bulk vending machine businesses and the relatively larger transportation and service support required for the installed base of entertainment machines. These direct operating expenses are partially offset by lower sales and marketing, research and development and depreciation expenses as a percentage of revenue. When these two business models were combined, we achieved a lower blended operating margin for the three months ended September 30, 2004 compared to the historical coin business operating margins. Our objective is to grow both our entertainment services and historical businesses while keeping expenses relatively constant, rather than to achieve cost-synergies and savings. As a result, we expect our future operating margins to fluctuate on a quarterly and annual basis as a function of the mix of our coin-counting, e-payment and entertainment services revenues.

We financed the acquisition of ACMI through a new $310.0 million senior secured credit facility, consisting of a $250.0 million term loan and a $60.0 million revolving credit line. As of September 30, 2004, we had $249.4 million of debt outstanding under the term loan and had not drawn on the revolving credit facility. The credit facility bears interest at variable rates and contains customary financial covenants, ratios and tests. In addition, the credit facility contains negative covenants that, among other things, restrict our ability to make capital expenditures, incur future indebtedness, acquire businesses or enter into capital leasing arrangements.

We are headquartered in Bellevue, Washington, where we maintain most of our sales, marketing, research and development, testing and customer service operations and administration. In addition, our main entertainment and e-payment services offices are located in Louisville, Colorado, Des Plaines, Illinois and Knoxville, Tennessee. As of September 30, 2004, we had 1,571 employees. We were incorporated in Delaware on October 12, 1993.

The offering

Common stock we are offering:	3,000,000 shares

Common stock to be outstanding after this offering:	24,571,414 shares

Use of proceeds:

We intend to use at least 50% of the net proceeds from this offering to repay outstanding debt under our credit facility in connection with certain amendments to its terms as described more fully in “Use of proceeds.” We intend to use the balance of the net proceeds for general corporate purposes, including funding potential future acquisitions, working capital, capital expenditures and other purposes.

Nasdaq National Market symbol:	CSTR

The number of shares of common stock to be outstanding after this offering is based on 21,571,414 shares outstanding as of October 15, 2004, excluding:

•	450,000 shares issuable upon exercise of the underwriters’ over-allotment option;

•	2,614,184 shares of common stock issuable upon exercise of options outstanding as of October 15, 2004 exercisable at a weighted-average exercise price of $18.82 per share;

•	1,298,920 shares available for future grant under our equity incentive plans;

•	110,984 shares available for future issuance under our employee stock purchase plan; and

•	150,000 shares of common stock issuable upon exercise of warrants at an exercise price of $18.67 per share issued in connection with our acquisition of CellCards of Illinois, L.L.C. Such warrants are exercisable only upon the occurrence of certain events, such as the achievement of revenue targets.

Summary consolidated financial data

The following summary consolidated statement of operations data for each of the fiscal years ended December 31, 2001, 2002 and 2003 is derived from our audited consolidated financial statements and notes incorporated by reference in this prospectus supplement. The summary consolidated statement of operations data for each of the nine-month periods ended September 30, 2003 and September 30, 2004 and the consolidated balance sheet data at September 30, 2004, are derived from our unaudited consolidated financial statements incorporated by reference in this prospectus supplement. The unaudited consolidated statement of operations data and balance sheet data include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our financial position and the results of operations for these periods. Operating results for the nine-month period ended September 30, 2004 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2004 or for any other future period. You should read the summary consolidated financial information provided below in conjunction with “Use of proceeds” included elsewhere in this prospectus supplement and the consolidated financial statements, the related notes, other financial information and our “Management’s discussion and analysis of financial condition and results of operations” incorporated by reference in this prospectus supplement.

Statement of operations data

	Fiscal year ended December 31,			Nine months ended Sept. 30,	Nine months ended Sept. 30,
(in thousands, except per share data)	2001	2002	2003	2003	2004
Revenue	$129,352	$155,675	$176,136	$129,770	$197,307

Expenses:
Direct operating	59,326	69,451	78,586	57,683	113,248
Sales and marketing	11,039	10,689	13,215	7,954	8,358
Research and development	4,162	4,997	5,772	4,383	4,407
General and administrative	19,140	19,061	19,344	14,966	18,052
Depreciation and other	26,349	25,810	27,006	19,761	25,186
Amortization of intangible assets	—	—	138	101	1,021

Income from operations	9,336	25,667	32,075	24,922	27,035

Other income (expense):
Interest income and other, net	707	309	263	222	320
Interest expense	(8,302)	(3,710)	(1,210)	(994)	(3,165)
Early retirement of debt	—	(6,308)	—	—	—

Income from continuing operations before income taxes	1,741	15,958	31,128	24,150	24,190
Income taxes	—	42,555	(11,573)	(9,025)	(8,373)

Income from continuing operations	1,741	58,513	19,555	15,125	15,817

Discontinued operations:
Loss from discontinued operations	(9,127)	—	—	—	—

Net income (loss)	$(7,386)	$58,513	$19,555	$15,125	$15,817

Net income (loss) per share:
Basic:
Continuing operations	$0.08	$2.68	$0.91	$0.70	$0.74
Discontinued operations	(0.43)	—	—	—	—

Net income (loss) per share	$(0.35)	$2.68	$0.91	$0.70	$0.74

Diluted:
Continuing operations	$0.08	$2.58	$0.90	$0.69	$0.73
Discontinued operations	(0.42)	—	—	—	—

Net income (loss) per share	$(0.34)	$2.58	$0.90	$0.69	$0.73

The consolidated balance sheet data below sets forth certain balance sheet items at September 30, 2004 on (i) an actual basis, (ii) an as adjusted basis to give effect to the receipt of the net proceeds by us of the sale of 3,000,000 shares of common stock in this offering, after deducting the estimated underwriting discounts and estimated offering expenses payable by us (except as otherwise described in the footnotes) and the assumed application of $38.2 million of the net proceeds in repayment of our indebtedness, together with the related write-off of deferred financing fees, net of tax, of $400,000 associated with this repayment.

Consolidated balance sheet data	As of September 30, 2004
(in thousands)	Actual	As adjusted

Cash and cash equivalents(1)	$45,584	$83,818
Cash being processed(2)	$53,784	$53,784
Total assets	$476,240	$514,074
Total debt and capital lease obligations, including current portion	$252,355	$214,121
Total stockholders’ equity	$135,241	$211,309

(1) A significant portion of this cash and cash equivalents balance is unavailable for immediate cash requirements as it represents coin residing in our coin-counting machines that have not yet been picked up, processed and deposited by our third-party service providers.

(2) Cash being processed represents coin residing in our coin-counting or entertainment machines or being processed by third-party carriers, which we are specifically obligated to use to settle our accrued liabilities payable to retailers.

Non-GAAP financial information

Non-GAAP measures are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Non-GAAP measures are not a substitute for measures computed in accordance with GAAP. The non-GAAP measure described below may be different from the presentation of similarly titled non-GAAP measures of financial information by other companies.

EBITDA represents earnings before net interest expense, income taxes, depreciation, and amortization. EBITDA is a non-GAAP measure that is provided as a complement to results provided in accordance with GAAP. We believe EBITDA is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness and for purposes of calculating certain debt covenants. See the table below for the reconciliation of net cash provided by operating activities to EBITDA, the most directly comparable GAAP measurement to EBITDA.

	Fiscal year ended December 31,			Nine months ended Sept. 30,	Nine months ended Sept. 30,
(in thousands)	2001	2002	2003	2003	2004
EBITDA	$35,625	$51,426	$59,272	$44,830	$53,458

	Fiscal year ended December 31,			Nine months ended Sept. 30,	Nine months ended Sept. 30,
Reconciliation of GAAP measurement to EBITDA (in thousands)	2001	2002	2003	2003	2004
Net cash provided by operating activities	$46,802	$50,677	$53,502	$33,105	$31,688
Changes in operating assets and liabilities	(16,962)	(1,682)	3,690	10,059	18,313
Net cash provided by discontinued operations	(1,429)	—	—	—	—
Other non-cash items(1)	(321)	(919)	65	65	(148)
Net interest expense	7,535	3,350	1,000	818	3,061
Cash paid for taxes	—	—	1,015	783	544

EBITDA	$35,625	$51,426	$59,272	$44,830	$53,458

EBITDA margin as a percentage of revenue	27.5%	33.0%	33.7%	34.5%	27.1%

(1) Other non-cash items generally consist of non-cash stock-based compensation.

Risk factors

You should carefully consider the risks described below before making an investment decision. You should also refer to the other information in this prospectus supplement and the accompanying base prospectus, including our financial statements, the pro forma financial statements and their respective related notes included and incorporated by reference into this prospectus supplement and the accompanying base prospectus. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually materialize, our business, results of operations and financial condition would suffer. In that event the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward looking statements and our actual results may differ substantially from those discussed in these forward looking statements.

We have substantial indebtedness as a result of our acquisition of ACMI.

On July 7, 2004, we acquired ACMI for $235.0 million in cash. To finance the acquisition, we entered into a senior secured credit facility funded by a syndicate of lenders led by JPMorgan Chase Bank and Lehman Brothers Inc. The credit agreement provides for advances totaling up to $310.0 million, consisting of a $60.0 million revolving credit facility and a $250.0 million term loan facility. The credit facility bears interest at variable rates pegged to prevailing interest rates. As a result, our operating results are exposed to risks of fluctuations in interest rates. Loans made pursuant to the credit agreement are secured by a first security interest in substantially all of our assets and the assets of our subsidiaries, as well as a pledge of our subsidiaries’ capital stock. The credit facility matures on July 7, 2011. This debt financing may limit our ability to effect future financings or may negatively impact our business, financial condition, results of operations and growth. Substantial financial leverage poses the risk that we may not be able to generate sufficient cash flow to service the indebtedness, or to adequately fund our operations. We may be unable to increase our revenue and leverage the acquisition of ACMI to achieve sufficient cash flow to meet our debt service obligations. Moreover, the credit agreement governing our indebtedness contains financial and other covenants that could impair our flexibility and restrict our ability to pursue growth opportunities. The credit agreement contains negative covenants and restrictions on actions by us including, without limitation, restrictions on certain common stock repurchases, liens, investments, capital expenditures, indebtedness, restricted payments including cash payments of dividends, and fundamental changes or dispositions of our assets. In addition, the credit agreement requires that we meet certain financial covenants, ratios and tests, including maintaining a maximum consolidated leverage ratio and a minimum interest coverage ratio, all as defined in the credit agreement. If the covenants are not met, our lenders would be entitled, under certain circumstances, to declare such indebtedness immediately due and payable.

We only recently acquired ACMI, and have limited experience in operating this business. If ACMI’s entertainment services business does not meet our performance expectations, our business and financial condition could be materially and adversely affected.

We completed our acquisition of ACMI on July 7, 2004, and have included its operations in our financial results since that date. As a result of ACMI’s relatively higher operating expenses, and the fact that acquisition-related charges, including the amortization of intangibles and financing fees, appear for the first time in the third quarter of 2004 and the non-recurring charge for the step-up of inventory resulting from the acquisition was recorded in that period, our blended operating margins were 11.9% in the third quarter of 2004, compared to 14.8% in the last quarter prior to the ACMI acquisition. We expect our future operating margins to fluctuate on a quarterly and annual basis as a function of our coin-counting, e-payment and entertainment services revenues. In addition, as a result of the ACMI acquisition, we are now required to maintain inventory of consumer products to support our skill-crane and bulk vending machine businesses. As of September 30, 2004, we carried $23.2 million of inventory on our balance sheet, approximately 87% of which is attributable to the entertainment business. While we will regularly evaluate the carrying value of this inventory and establish reserves for obsolete inventory, our experience in evaluating this inventory is limited. If we determine that the value of our inventory has become impaired, we may be required to take substantial write-downs, which would be charged to direct operating expenses. Because we have limited experience in operating our entertainment services business, there may be other expenses or liabilities associated with this business that we are not aware of, or we may not be able to achieve the operating results for the entertainment services business in line with ACMI’s historical results or our expectations. For any of the foregoing reasons, we may not achieve the strategic and financial objectives of the ACMI acquisition, and our failure to do so could materially and adversely affect our businesses, operating results and financial condition.

The termination, non-renewal or renegotiation on materially adverse terms of our contracts with any one or more of our significant retail partners could seriously harm our business, financial condition and results of operations.

We derive substantially all of our revenue from two sources: coin-counting units installed in high traffic supermarkets and entertainment services units installed in supermarkets, mass merchandisers, restaurants, bowling centers, truckstops, warehouse clubs and similar locations. The success of our business depends in large part on our ability to maintain relationships with our existing retail partners in locations where we can operate profitably. For example, for the three month period ended September 30, 2004, Wal-Mart, Inc. and the Kroger Company accounted for approximately 24% and 11% of our consolidated revenue, respectively. If we are unable to persuade existing retail partners that our coin and entertainment services provide direct and indirect benefits that are superior to or competitive with other systems (including coin-counting systems which the retail partners could operate themselves or through a third party) or alternative potential uses of the floor space that our units occupy, we may encounter difficulties maintaining existing retailer relationships. We typically operate pursuant to separate agreements with each of our retail partners. Our typical contract is for a set term, which typically ranges from one to three years and automatically renews until we or our partner gives notice of termination before a certain time prior to the end of the initial term or renewal period. However, there are variations on certain contract provisions with some of our retail partners, including product offerings, the service fee we pay each retail partner, frequency of service, and the ability to cancel the contract upon notice after a certain period of time. ACMI’s relationship with Wal-Mart, Inc. is governed by a contract that Wal-Mart, Inc. may terminate at any time, for any reason. Cancellation of this contract could seriously harm our entertainment services business and reputation. More generally, if we are unable to maintain or renew such contracts with our existing retail partners, our business, financial condition and results of operations could be significantly impaired.

We may be unable to continue to pay our retail partners a service fee that allows us to operate our coin-counting and entertainment services machines at historical levels of profitability.

We have faced and are currently facing ongoing pricing pressure from our current retail partners to increase the service fee we pay on coin and entertainment services or to make other financial concessions to win or retain business. If we are unable to respond effectively to ongoing pricing pressures, we may fail to retain certain of our retail partners. We have, in some cases, implemented new fee arrangements for our coin services. These fee arrangements are based on our evaluation of certain unique factors with the retailer, such as total revenue, e-payment capabilities, long-term non-cancelable contracts, installation of our machines in high traffic and/or urban or rural locations, new product commitments, co-op marketing incentives or other criteria. Together with other factors, these arrangements could increase our expenses relative to coin services significantly in future periods.

We may be unable to attract new retail partners and penetrate new markets and distribution channels.

In order to continue our coin-counting and entertainment services machine installation growth, we will need to attract new retail partners and develop operational or unit production cost efficiencies that make it feasible for us to penetrate lower density markets and/or new distribution channels. We cannot assure you that we will be able to attract new retail partners or that we will be able to drive down costs relating to the manufacture, installation or servicing of coin-counting or entertainment services machines to levels that would enable us to operate profitably in lower density markets. If we are unable to do so, our future operating results could be adversely affected.

We may be unable to identify and define product trends, as well as to anticipate, gauge, and react to changing consumer demands in a timely manner.

To be competitive, we need to develop new services that are accepted by the market and establish third-party relationships necessary to develop and commercialize such services. For example, toy and other products dispensed in our entertainment services units must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to change. If we misjudge the market for our toy products, we may be faced with significant excess inventories for some products and missed opportunities for other products. In addition, because we place orders for toy products well in advance of purchases by consumers, we could experience excess inventory if our consumers purchase fewer products than anticipated. In order to develop and commercialize new non-entertainment vending products or services, we will need to enhance the capabilities of our coin-counting and entertainment services machines and our network and establish market acceptance of such products or services. We cannot assure you that new or additional products or services that we may attempt to commercialize will be successful.

Competitive pressures could seriously harm our business, financial condition and results of operations.

Our coin-counting business faces competition from supermarket retailers, banks and other companies that purchase and operate coin-counting equipment from companies such as ScanCoin AB, Cummins-Allison Corporation and others, and who service such equipment themselves or through third parties. For example, in 2003, Safeway, Inc., then one of our largest coin-counting retail partners, decided to purchase and operate its own coin-counting machines. Other retail partners may choose to replace our coin-counting machines with self-installed machines. In addition, retailers, some of which have significantly more resources than us, may decide to enter the coin-counting business and some banks and other competitors already provide coin-counting free of charge or for an amount that yields very low margins or that may not generate a profit at all. An expansion of the coin-counting services provided by any of such competitors could materially and adversely affect our business and results of operations.

As a result of our acquisition of ACMI, we now compete with a number of regional and local operators of entertainment services equipment. Many of these competitors are engaged in aggressive expansion programs, and ACMI has experienced and we expect to continue to experience intense competition for new locations and acquisition candidates. We may be unable to compete effectively with these companies in the future. Our entertainment services equipment also competes with other vending machines, coin-operated entertainment devices, and seasonal and bulk merchandise for sites within retail locations. We cannot assure you that we will be able to maintain current sites in the retail locations or that we will be able to obtain sites in the future on attractive terms or at all. It is possible that a well-financed vending machine manufacturer or other vending machine operator with existing relationships with retail accounts could compete with us in certain markets or capture additional market share at our expense.

Defects or failures in our coin-counting machines’ operating system could harm our business.

The operation of our coin-counting machines depends on sophisticated software, computing systems and communication services that may contain undetected errors or may be subject to failures. These errors may arise particularly when new services or service enhancements are added. We have in the past experienced limited delays and disruptions resulting from upgrading or improving our operating systems. Future upgrades or improvements that may be necessary to expand and maintain our business could result in delays or disruptions that could have the effect of seriously harming our operations. We also rely on a long distance telecommunication network that is not owned by us and is subject to service disruptions. Further, while we have taken significant steps to protect the security of our network, security breaches may result from intentional acts of third parties or from computer viruses. Any service disruptions, whether due to errors or delays in our software or computing systems, interruptions or breaches in the communications network, or security breaches of the system, could seriously harm our business, financial condition and results of operations.

Lack of consumer confidence, whether real or perceived, in our coin-counting machines could harm our business.

The accuracy of the coin-counting functionality of our machines is important to consumers and our retail partners. The failure to maintain consumer confidence in our technology and systems could harm our business. Our inability to collect the data from our coin-counting machines could lead to a delay in processing coins and crediting the accounts of our retail partners for vouchers that have already been redeemed. Any loss or delay in collecting coin data could seriously harm our operations.

We may be unable to adequately protect or enforce our patents and other proprietary rights.

Our success depends, in part, on our ability to protect our intellectual property and maintain the proprietary nature of our technology through a combination of patents, licenses and other intellectual property arrangements, without infringing the proprietary rights of third parties. We have 58 United States and international patents relevant to aspects of self-service coin-counting, including: machine networking, fraud avoidance and voucher authentication, among others. We also have additional patent applications pending in the United States and several foreign jurisdictions directed to this technology.

Our patents may not be held valid if challenged, pending patent applications may not be issued, and other parties may claim rights in or ownership of our patents and other proprietary rights. Since many patent applications in the United States are not publicly disclosed until the patent is issued, others may have filed applications, which, if issued as patents, could cover our products or technology. Patents issued to us may be circumvented or fail to provide adequate protection of our technologies. Our competitors might independently develop or patent technologies that are substantially equivalent or superior to our technologies.

We also rely on trademarks, copyrights, trade secrets and other proprietary intellectual property to develop and maintain our competitive position. Although we protect our intellectual property in part by confidentiality agreements with our employees, consultants, vendors and corporate partners, these parties may breach these agreements. We may have inadequate remedies for any such breach and our trade secrets may otherwise become known or be discovered independently by our competitors. The failure to protect our intellectual property rights effectively or to avoid infringing the intellectual property rights of others could seriously harm our business, financial condition and results of operations.

Certain parties may assert claims of patent infringement or misappropriation against us based on current or pending United States and/or foreign patents, copyrights or trade secrets, or contract. If such claims were successful, our business could be harmed. Defending our company and our retail partners against these types of claims, regardless of their merits, could require us to incur substantial costs and divert the attention of key personnel. Parties making these types of claims may be able to obtain injunctive or other equitable relief, which could effectively block our ability to provide our coin-counting service and operate our coin-counting equipment in the United States and abroad. Such types of claims could also result in an award of substantial damages. If third parties have or obtain proprietary rights that our products infringe, we may be unable to obtain necessary licenses from others at a reasonable cost or at all. For example, we have from time to time engaged in discussions with a former supplier, ScanCoin AB, in an effort to clarify certain contract rights and obligations as well as ownership of certain of our intellectual property. In addition, if we instigate litigation to enforce our patents or protect our other proprietary rights, or to determine the validity and scope of other parties’ proprietary rights, such litigation could cause us to spend significant financial and management resources.

Our future operating results may fluctuate.

Our future operating results will depend significantly on our ability to continue to drive new and repeat consumer utilization of our coin-counting services and entertainment services equipment, our ability to develop and commercialize new products and services and the costs incurred to do so, and our ability to successfully integrate ACMI’s business into our operations. Our operating results have a history of fluctuating and may fluctuate in the future. Our future operating results also may fluctuate based upon many other factors, including:

•  the transaction fee we charge consumers to use our service,

•  the amount of service fees that we pay to our retail partners,

•  our ability to establish or maintain relationships with significant retail partners,

•  the commercial success of our retail partners, which could be affected by such factors as severe weather, strikes or general economic conditions,

•  fluctuations in revenue generated by our coin-counting and entertainment services equipment,

•  our ability to effectively manage the product mix of our entertainment services equipment to maximize consumer preferences,

•  fluctuations in interest rates, which affects our debt service obligations,

•  the timing of, and our ability to develop and successfully commercialize, product enhancements and new products,

•  the level of product and price competition,

•  our success in maintaining and expanding our network and managing our growth,

•  the successful operation of our coin-counting network,

•  activities of and acquisitions or announcements by competitors,

•  the impact from any impairment of goodwill related to our acquisitions,

•  fluctuations in consumer spending patterns, and

•  relationships with manufacturers and suppliers.

In addition, we have historically experienced seasonality in our coin services business, with highest revenues experienced in the third calendar quarter, followed by the fourth calendar quarter, and relatively lower revenues in the first half of the year. ACMI has also experienced seasonality, with peak revenues in the fourth quarter and periods surrounding the Easter holiday season. While our acquisition of ACMI may impact the historical seasonality of the coin-counting business to some degree, we expect our results of operations will continue to fluctuate both as a result of seasonal fluctuations and our revenue mix between relatively higher margin coin and e-payment services and relatively lower margin entertainment services.

We depend upon third-party manufacturers, suppliers and service providers.

We do not currently conduct manufacturing operations and depend, and will continue to depend, on outside parties to manufacture our coin-counting machines, entertainment services machines and key components of these machines. We intend to continue to expand our installed base for coin-counting units in North America and in the United Kingdom and for entertainment services units in the United States and Mexico. Such expansion may be limited by the manufacturing capacity of our third-party manufacturers and suppliers. Third-party manufacturers may not be able to meet our manufacturing needs in a satisfactory and timely manner. If there is an unanticipated increase in demand for coin-counting machine or entertainment services equipment installations, we may be unable to meet such demand due to manufacturing constraints.

We obtain some key hardware components used in the coin-counting machines and entertainment services equipment from a limited number of suppliers. We may be unable to continue to obtain an adequate supply of these components in a timely manner or, if necessary, from alternative sources. If we are unable to obtain sufficient quantities of components or to locate alternative sources of supply on a timely basis, we may experience delays in installing or maintaining coin-counting machines or entertainment services equipment, either of which could seriously harm our business, financial condition and results of operations.

We rely on third-party service providers for substantial support and service efforts that we currently do not provide directly. In particular, we contract with third-party providers to arrange for pick-up, processing and deposit of coins as well as limited servicing of our machines. We generally contract with a single transportation provider and coin processor to service a particular region and either party generally can terminate the contracts with advance notice ranging from 30 to 90 days. We do not currently have, nor do we expect to have in the foreseeable future, the internal capability to provide back-up coin processing service in the event of a sudden disruption in service from a commercial coin processor. Any failure by us to maintain our existing coin processing relationships or to establish new relationships on a timely basis or on acceptable terms would harm our business, financial condition and results of operations.

There are risks associated with conducting our businesses and sourcing goods internationally.

We currently have coin operations in Canada and the United Kingdom. We also now have entertainment services equipment operating in Mexico. We expect to continue increasing our deployment of both coin-counting machines and entertainment services equipment internationally. Exposure to exchange rate fluctuations, restrictions on the repatriation of funds, adverse changes in tax, tariff and trade regulations, difficulties with foreign distributors and difficulties in managing an organization outside the United States are risks that could seriously harm the development of our business and ability to operate our machines profitably.

In addition, substantially all of the plush toys and other products dispensed from our entertainment services machines are produced by foreign manufacturers, including a majority purchased directly from manufacturers in China. We purchase our other vending products indirectly from vendors who obtain a significant percentage of such products from foreign manufacturers. In 2003, ACMI transitioned its product fulfillment operations to a third-party distribution center in Shanghai, China. As a result, we are subject to changes in governmental policies, the imposition of tariffs, import and export controls, transportation delays and interruptions, political and economic disruptions and labor strikes that could disrupt the supply of products from such manufacturers. A reduction or interruption in supplies or a significant increase in the price of one or more supplies necessary for our toy manufacture could have a material adverse effect on our business. We also could be affected by labor strikes in the sea shipping, trucking and railroad industries. Such disruptions could interrupt supplies or increase our transportation costs and thereby reduce profit margins in a particular period.

Our business is subject to federal, state, local and foreign laws and government regulation.

Our current businesses are subject to federal, state, local and foreign laws and government regulation, including government regulation relating to coins, toy safety, child protection, vehicle safety, access to machines in public places, charitable fundraising, the transfer of money or things of value, weights and measures, gaming, sweepstakes, contests and consumer protection. The application of existing laws and regulations, changes in or enactment of new laws and regulations that apply or may in the future apply to our current or future products or services, changes in governmental authorities’ interpretation of the application of various government regulations to our business, or the failure or inability to gain and retain required permits and approvals could materially and adversely affect our business in the future.

In addition, certain jurisdictions may also require us to hold certain licenses, permits and approvals in connection with the operation of our coin-counting and entertainment services machines. For example, in Washington state, ACMI’s skill-crane machines are subject to the licensing requirements of the Washington State Gambling Commission. There can be no assurance that we will be granted all necessary permits or approvals in the future or that current permits and approvals will be renewed. Given the unique nature of our businesses and new products and services we may develop in the future, the application of various laws and regulations to our business is or in the future may be uncertain.

Recall of any of the products dispensed by our entertainment services units or by the entertainment services industry generally could adversely affect our entertainment services business.

Our entertainment services units, and the entertainment services industry generally, are subject to regulation by the Consumer Product Safety Commission and similar state and international regulatory authorities. The toys and other products dispensed from our entertainment services machines could be subject to involuntary recalls and other actions by such authorities. Concerns about product safety may lead us to voluntarily recall or discontinue offering selected products and may generally reduce consumers willingness to purchase the products distributed through our entertainment services business. For example, a 2004 recall of certain toy jewelry resulted in consumer avoidance of bulk vending generally. We believe that this development has adversely affected the bulk vending portion of our entertainment services business since the third quarter of 2004. We cannot assure you that our toy or other entertainment services products may not experience defects or errors after their production and sale to consumers. Such defects or errors could result in the rejection of our entertainment services products by consumers, damage to our reputation, lost sales, potential inventory valuation write-downs, excess inventory, diverted development resources and increased customer service and support costs, any of which could harm our business. Any such errors, defects or recalls may not be covered by insurance or cause our insurance costs to increase in future periods.

We may be subject to product liability claims if people or property are harmed by our products and services.

Some of the products we sell, especially through our entertainment services units, may expose us to product liability claims arising from personal injury, death or property damage. Any such product liability claim may result in adverse publicity regarding us, our entertainment service machines and the products we sell. Even if we successfully defend ourselves against this type of claim, we could be forced to spend a substantial amount of money in litigation expenses and our management could be required to spend valuable time in defending against these claims. Our vendors may not indemnify us against product liability. There is a risk that such claims or liabilities may exceed, or fall outside the scope of, our insurance coverage and we cannot be certain that insurance will continue to be available to us on economically reasonable terms, or at all. Any imposition of product liability could harm our business, financial condition and operating results.

Our stock price has been and may continue to be volatile.

Our stock price has fluctuated substantially since our initial public offering in July 1997. For example, during the last twelve months, the sale price of our common stock has ranged from $14.87 to $27.85 per share. The market price of our stock could decline from current levels or continue to fluctuate. The market price of our stock may be significantly affected by the following factors:

•  the termination, modification or non-renewal of one or more retail partner relationships,

•   operating results below market expectations and changes in, or our failure to meet, financial estimates of securities analysts or our own guidance,

•   trends and fluctuations in the use of our coin-counting and entertainment services machines,

•   period-to-period fluctuations in our financial results,

•   release of analyst reports,

•   announcements regarding the establishment, modification or termination of relationships regarding the development of new products and services,

•  announcements of technological innovations or new products or services by us or our competitors,

•  industry developments, and

•  economic or other external factors.

In addition, the securities markets have experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also seriously harm the market price of our common stock.

Acquisitions involve risks that could harm business and impair our ability to realize potential benefits from such acquisitions.

As part of our business strategy, we have in the past sought and may in the future seek to acquire or invest in businesses, products or technologies that we feel could complement or expand our business. We may be unable to adequately address the financial, legal and operational risks raised by acquisitions, which could harm our business and prevent us from realizing the projected benefits of the acquisitions. Further, the evaluation and negotiation of potential acquisitions, as well as the integration of an acquired business, will divert management time and other resources. In addition, we cannot assure you that any particular transaction, even if successfully completed, will ultimately benefit our business. Certain financial and operational risks related to acquisitions that may have a material impact on our business are:

•  use of cash resources and incurrence of debt and contingent liabilities in funding acquisitions,

•  stockholder dilution if an acquisition is consummated through an issuance of our securities,

•  amortization expenses related to acquired intangible assets and other adverse accounting consequences,

•  costs incurred in identifying and performing due diligence on potential acquisition targets that may or may not be successful,

•  difficulties and expenses in assimilating the operations, products, technology, information systems or personnel of the acquired company,

•  impairment of relationships with employees, retailers and affiliates of our business and the acquired business,

•  the assumption of known and unknown liabilities of the acquired company, including intellectual property claims, and

•  entrance into markets in which we have no direct prior experience.

In addition, acquisitions we make may have adverse accounting consequences or may result in or highly restrictive debt covenants. For example, in connection with our acquisition of ACMI, we recorded approximately $34.4 million of identifiable intangible assets, which will result in annual amortization expense of approximately $3.4 million over the next 10 years. In addition, we also recorded approximately $135.5 million of goodwill in connection with the ACMI acquisition that will not be amortized, but instead must be tested periodically for impairment. Any impairment of this goodwill in the future could result in substantial charges to our operating results. Finally, to finance our acquisition of ACMI, we entered into a senior secured credit facility that places substantial restrictions on our business operations. Any further acquisitions we may make may involve additional accounting charges or operational restrictions that may impact our future operating results.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Any inability to provide reliable financial reports or prevent fraud could harm our business. We are in the process of evaluating our internal procedures to satisfy the requirements of the Sarbanes-Oxley Act of 2002, which require management and our auditors to evaluate and assess the effectiveness of our internal controls. We are continuing to evaluate and, where appropriate, enhance our policies, procedures and internal controls. If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we could be subject to regulatory scrutiny, civil or criminal penalties or shareholder litigation. In addition, failure to maintain adequate internal controls could result in financial statements that do not accurately reflect our financial condition. We cannot assure you that we will be able to complete the work necessary to fully comply with the requirements of the Sarbanes-Oxley Act, that our auditors will complete their review and assessment of our internal controls in a timely manner or that management or our auditors will conclude that our internal controls are effective.

Our anti-takeover mechanisms may affect the price of our common stock and make it harder for a third party to acquire us without the consent of our board of directors.

We have implemented anti-takeover provisions that may discourage takeover attempts and depress the market price of our stock. Provisions of our certificate of incorporation, bylaws and rights plan could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Delaware law also imposes some restrictions on mergers and other business combinations between us and any acquirer of 15% or more of our outstanding common stock. Furthermore, Washington law may impose additional restrictions on mergers and other business combinations between us and any acquirer of 10% or more of our outstanding common stock. These provisions may make it harder for a third party to acquire us without the consent of our board of directors, even if the offer from a third party may be considered beneficial by some stockholders.

Note regarding forward-looking statements

This prospectus supplement and the accompanying prospectus contain forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors,” that may cause our or our industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. You should not place undue reliance on these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

Use of proceeds

We expect to receive approximately $76.5 million in net proceeds from the sale of the 3,000,000 shares of common stock offered by us in this offering, assuming a public offering price of $27.07 per share (approximately $88.0 million if the underwriters exercise their over-allotment option in full), after deducting estimated underwriting discounts and commissions and offering expenses payable by us.

We intend to use the net proceeds from this offering (1) to repay at least $38.2 million of outstanding debt under our credit facility, which currently has an interest rate of 4.29% and a maturity date of July 7, 2011, and (2) for general corporate purposes, including funding capital expenditures, potential future acquisitions, working capital, repaying or refinancing debt, and other purposes. The indebtedness under the credit facility was incurred to finance the acquisition of ACMI. Our management will have broad discretion to allocate the proceeds from this offering to uses that it believes are appropriate. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term interest-bearing investment grade instruments. In connection with the pre-payment under our credit facility, we intend to seek amendments to certain of the restrictive covenants contained in that facility.

Price range of common stock

Our common stock trades on the Nasdaq National Market under the symbol “CSTR.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the Nasdaq National Market.

	High	Low
Fiscal year ended December 31, 2002
First Quarter	$34.00	$23.55
Second Quarter	34.98	23.25
Third Quarter	34.20	21.81
Fourth Quarter	32.40	22.40
Fiscal year ended December 31, 2003:
First Quarter	$25.79	$13.90
Second Quarter	21.90	14.95
Third Quarter	19.78	11.65
Fourth Quarter	19.28	13.33
Fiscal year ended December 31, 2004:
First Quarter	$19.98	$14.87
Second Quarter	22.06	15.60
Third Quarter	23.30	17.50
Fourth Quarter (through December 3, 2004)	27.85	22.75

On December 3, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $27.07 per share. As of December 3, 2004, there were approximately 120 holders of record of our common stock.

Dividend policy

We have never paid any cash dividends on our capital stock. We currently intend to retain all future earnings for use to fund development and growth of our business or retire debt obligations. In addition, we are restricted from paying dividends under our current credit facility and do not anticipate paying any dividends in the foreseeable future.

Capitalization

The following table sets forth our cash, cash equivalents, cash being processed and capitalization as of September 30, 2004:

•  on an actual basis; and

•  on an as adjusted basis to reflect the sale of the 3,000,000 shares of common stock offered by us at an assumed public offering price of $27.07 per share, which was the last reported sale price of our common stock on the Nasdaq National Market on December 3, 2004, less estimated underwriting discounts and commissions and offering expenses payable by us, the assumed application of $38.2 million of the net proceeds in repayment of our indebtedness as set forth in the “Use of proceeds” section, and the write-off of deferred financing fees, net of tax, of $400,000 associated with this repayment.

The information set forth below should be read in conjunction with our consolidated financial statements and related notes included, and incorporated by reference, into this prospectus.

	September 30, 2004
(in thousands)	Actual	As adjusted
Cash and cash equivalents	$45,584	$83,818
Cash being processed	53,784	53,784

Total	$99,368	$137,602

Current portion of long-term debt and capital lease obligations	$3,662	$3,279
Long-term debt and capital lease obligations, net of current maturities	248,693	210,842

Total debt	252,355	214,121
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued and outstanding.
Common stock, par value $0.001 per share; 45,000,000 shares authorized; 22,785,878 shares issued and 21,552,664 shares outstanding, actual; 25,785,878 shares issued and 24,552,664 shares outstanding, as adjusted	196,521	272,989
Accumulated deficit	(39,981)	(40,381)
Treasury stock	(22,783)	(22,783)
Accumulated other comprehensive income	1,484	1,484

Total stockholders’ equity	135,241	211,309

Total capitalization	$387,596	$425,430

The number of shares of common stock to be outstanding after this offering based on shares outstanding as of October 15, 2004 is 24,571,414, excluding:

•  450,000 shares issuable upon exercise of the underwriters’ over-allotment option;

•  2,614,184 shares of common stock issuable upon exercise of options outstanding as of October 15, 2004 exercisable at a weighted-average exercise price of $18.82 per share;

•  1,298,920 shares available for future grant under our equity incentive plans;

•  110,984 shares available for future issuance under our employee stock purchase plan; and

•  150,000 shares of common stock issuable upon exercise of warrants at an exercise price of $18.67 per share issued in connection with our acquisition of CellCards of Illinois, L.L.C. Such warrants are exercisable only upon the occurrence of certain events, such as the achievement of revenue targets.

Pro forma condensed combined statements of operations

The following unaudited pro forma condensed combined statements of operations present the acquisition of ACMI under the purchase method of accounting. The unaudited pro forma condensed combined statements of operations reflect the amortization expense resulting from the preliminary purchase price allocation, which was based on our estimate of the fair value of the assets acquired and liabilities assumed. The preliminary purchase price allocation is subject to finalization of the valuation of intangible assets, other assets acquired and liabilities assumed.

You should read the pro forma combined financial information provided below in conjunction with our Current Report on Form 8-K filed on July 7, 2004, as amended on September 20, 2004 and the related notes, which are incorporated by reference in this prospectus supplement.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2003 and the six months ended June 30, 2004 give effect to the transaction as if it had occurred on January 1, 2003.

The accompanying unaudited pro forma condensed combined statements of operations are presented in accordance with Article 11 of Regulation S-X. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the proposed transaction had been consummated on January 1, 2003, nor is it necessarily indicative of future operating results.

Unaudited pro forma condensed combined statement of operations

	Historical
For the six months ended June 30, 2004 (in thousands except per share data)	Coinstar	ACMI	Pro forma adjustments		Pro forma combined
Revenue	$90,877	$111,938	$—		$202,815
Direct operating costs	43,311	86,345	(1,238	)(E)	—
	—	—	5,934	(J)	134,352
Sales and marketing	4,716	—	—		4,716
Research and development	2,997	—	—		2,997
General and administrative	9,954	18,701	(162	)(B)	—
	—	—	(632	)(A)	—
	—	—	(11,839	)(J)	16,022
Depreciation and amortization	15,502	1,175	(358	)(C)	—
	—	—	1,720	(H)	—
	—	—	5,905	(J)	—
	—	—	(547	)(L)	23,397

Income from operations	14,397	5,717	1,217		21,331

Interest income and other, net	130	—	—		130
Interest expense	(372)	(7,725)	329	(F)	—
	—	—	112	(I)	—
	—	—	(4,500	)(D)	—
	—	—	6,571	(F)	—
	—	—	1,043	(C)	—
	—	—	(414	)(G)	(4,956)
Change in fair value of interest rate collar	—	428	(428	)(F)	—

Income (loss) from operations before income taxes	14,155	(1,580)	3,930		16,505
Tax expense	(4,987)	(81)	(694	)(K)	(5,762)

Net income (loss)	$9,168	$(1,661)	$3,236		$10,743

Basic and diluted net income per share	$0.43				$0.50

Weighted average shares used in computing basic net income per share	21,325				21,325

Weighted average shares used in computing diluted net income per share	21,565				21,565

See accompanying notes to unaudited pro forma condensed combined financial statements.

The following adjustments to the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2004 relate to the merger as if it had occurred as of January 1, 2003. The pro forma adjustments are based on preliminary estimates that may change as additional information is obtained.

(A) This adjustment reflects the elimination of ACMI’s existing amortization expense for intangible assets for the six months ended June 30, 2004.

(B) This adjustment represents the elimination of ACMI’s expense for the management fee paid to Wellspring Capital Management LLC for the six months ended June 30, 2004.

(C) These adjustments represent the elimination of deferred financing fees expensed during the six months ended June 30, 2004 relating to Coinstar’s and ACMI’s credit facilities that will not be assumed or were paid off in connection with the merger.

(D) This adjustment reflects the estimated interest expense on the new term loan at the assumed interest rate of 3.65% per year, assuming the debt was outstanding as of January 1, 2003 and scheduled payments were made when due.

(E) This adjustment relates to the elimination of the placement fee amortization for the six months ended June 30, 2004.

(F) This adjustment reflects the elimination of Coinstar’s and ACMI’s interest expense, the expense associated with Coinstar’s interest rate swap of $329, and the adjustment associated with ACMI’s interest rate collar for the six months ended June 30, 2004 relating to the previous credit facilities that were repaid upon receipt of the new term debt.

(G) This adjustment reflects the deferred financing fee amortization expense relating to the new term debt, assuming the debt was outstanding for the six month period ended June 30, 2004.

(H) This adjustment represents the amortization of the customer relationship and internal use software for the six months ended June 30, 2004.

(I) This adjustment represents the elimination of the amortization expense of the cost of the warrants that were issued in connection with ACMI’s debt financing for the six months ended June 30, 2004.

(J) These adjustments reflect reclassifications in order to conform ACMI’s financial presentation to be consistent with Coinstar’s financial presentation. Resulting from these reclassifications, depreciation and amortization expenses are presented as a separate component within the income statement and field operations and related expenses have been reclassified as a direct operating expense consistent with Coinstar’s presentation of these expenses.

(K) This adjustment reflects the income tax effect relating to adjustments described above and inclusion of ACMI in the determination of the pro forma tax expense.

(L) This adjustment reflects the reduction in depreciation expense associated with the decrease in property and equipment to reflect fair value.

Unaudited pro forma condensed combined statement of operations

	Historical		Pro forma adjustments		Pro forma combined
For the year ended December 31, 2003 (in thousands except per share data)	Coinstar	ACMI
Revenue	$176,136	$201,418	$—		$377,554
Direct operating costs	76,826	153,107	9,311	(J)	—
	—	—	(2,632	)(E)	236,612
Sales and marketing	11,119	—	—		11,119
Research and development	5,772	—	—		5,772
General and administrative	23,200	34,664	(300	)(B)	—
	—	—	(609	)(A)	—
	—	—	(21,332	)(J)	35,623
Depreciation and amortization	27,144	1,519	(458	)(C)	—
	—	—	3,440	(H)	—
	—	—	12,021	(J)	—
	—	—	(1,046	)(L)	42,620
Restructuring provision	—	320	—		320

Income from operations	32,075	11,808	1,605		45,488
Interest income and other, net	263	—	—		263
Interest expense	(1,210)	(14,105)	1,081	(F)	—
	—	—	(9,091	)(D)	—
	—	—	174	(I)	—
	—	—	12,199	(F)	—
	—	—	1,732	(C)	—
	—	—	(829	)(G)	(10,049)
Change in fair value of interest rate collar	—	337	(337	)(F)	—

Income from operations before income taxes	31,128	(1,960)	6,534		35,702
Tax expense	(11,573)	(265)	(1,396	)(K)	(13,234)

Net income (loss)	$19,555	$(2,225)	$5,138		$22,468

Basic net income per share	$0.91				$1.05

Diluted net income per share	$0.90				$1.03

Weighted average shares used in computing basic net income per share	21,489				21,489

Weighted average shares used in computing diluted net income per share	21,788				21,788

See accompanying notes to unaudited pro forma condensed combined financial statements

The following unaudited pro forma adjustments to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003 relate to the merger as if it had occurred as of January 31, 2003. The pro forma adjustments are based on preliminary estimates that may change as additional information is obtained.

(A) This adjustment reflects the elimination of ACMI’s existing amortization expense for intangible assets for the year ended December 31, 2003.

(B) This adjustment represents the elimination of ACMI’s expense for the management fee paid to Wellspring Capital Management LLC for the year ended December 31, 2003.

(C) These adjustments represent the elimination of amortization of deferred financing fees during the year ended December 31, 2003 relating to Coinstar’s and ACMI’s credit facilities that will not be assumed or were paid off subsequent to the merger.

(D) This adjustment reflects the estimated interest expense on the new term loan at the assumed interest rate of 3.65% per year, assuming the debt was outstanding as of January 1, 2003 and scheduled payments were made when due.

(E) This adjustment relates to the elimination of the placement fee amortization for the year ended December 31, 2003.

(F) These adjustments reflect the elimination of Coinstar’s and ACMI’s interest expense, the expense associated with Coinstar’s interest rate swap of $1,081 and the adjustment associated with ACMI’s interest rate collar for the year ended December 31, 2003 relating to the previous credit facilities that were repaid upon receipt of the new term debt.

(G) These adjustments reflect the deferred financing fee amortization expense relating to the new term debt, assuming the debt was outstanding for the entire year.

(H) This adjustment represents the amortization of the customer relationship and internal use software.

(I) This adjustment represents the elimination of the amortization expense of the cost of the warrants that were issued in connection with ACMI’s existing debt that will not be assumed as part of the merger.

(J) These adjustments reflect reclassifications in order to conform ACMI’s financial presentation to be consistent with Coinstar’s financial presentation. Resulting from these reclassifications, depreciation and amortization expenses are presented as a separate component within the income statement and field operations and related expenses have been reclassified as a direct operating expense consistent with Coinstar’s presentation of these expenses.

(K) This adjustment reflects the income tax effect relating to adjustments described above and inclusion of ACMI in the determination of the pro forma tax expense.

(L) This adjustment reflects the reduction in depreciation expense associated with the decrease in property and equipment to reflect fair value.

Underwriting

J.P. Morgan Securities Inc. and Banc of America Securities LLC are the representatives of the underwriters. Subject to the terms and conditions set forth in the underwriting agreement, the underwriters named below have severally agreed to purchase, and we have agreed to sell to each underwriter, the following respective number of shares of common stock set forth opposite the name of each underwriter:

Name	Number of shares
J.P. Morgan Securities Inc.
Banc of America Securities LLC
Thomas Weisel Partners LLC
Craig-Hallum Capital Group LLC
Delafield Hambrecht, Inc.
Merriman Curhan Ford & Co.

Total	3,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to conditions customary for offerings of this type including: the accuracy of our representations and warranties in the underwriting agreement; the absence of any material adverse change; the delivery of “comfort letters” by our independent auditors and the delivery of legal opinions from our counsel and counsel to the underwriters. The underwriters are obligated to purchase all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 450,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Underwriting discounts and commissions

	Without over- allotment exercise	With over- allotment exercise
Per share	$	$
Total	$	$

The underwriters initially propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and part of the shares to certain dealers at the public offering price less a concession not to exceed $             per share. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers

or dealers at a discount of up to $             per share from the public offering price. If all of the shares are not sold at the public offering price, the representative may change the public offering price and the other selling terms.

We and our directors and executive officers have agreed to enter into lock-up agreements with the underwriters pursuant to which we, such officers and our directors will not offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, options or warrants to acquire shares of common stock, or securities convertible into or exchangeable or exercisable for shares of common stock (including without limitation, common stock which may be deemed to be currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by such holders of stock) or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of common stock, or publicly announce an intention to do any of the foregoing, without the prior written consent of J.P. Morgan Securities Inc. and Banc of America Securities LLC for a period of 90 days after the date of this prospectus supplement. In addition, our directors and executive officers will agree that, without the prior written consent of J.P. Morgan Securities Inc. and Banc of America Securities LLC, they will not, during this period, make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. Such consent may be given at any time without public notice. The foregoing restrictions shall not apply to (i) the sale of the common stock offered pursuant to this prospectus supplement, (ii) options granted under our existing stock option plans and employee stock purchase plan, (iii) the issuance of common stock upon the exercise of options granted under, or shares issued pursuant to, our existing stock option plans and employee stock purchase plan and (iv) up to an aggregate of 250,000 shares of common stock issued or issuable in connection with future acquisitions.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriters may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act in connection with this offering. Stabilizing transactions permit bids to purchase our common stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of common stock in the open market following completion of this offering to cover all or a portion of a syndicate short position created by the underwriters selling more common stock in connection with this offering than they are committed to purchase from us. In addition, the underwriters may impose “penalty bids” under contractual arrangements between the underwriters and dealers participating in this offering whereby they may reclaim from a dealer participating in this offering the selling concession with respect to common stock that is distributed in this offering but subsequently purchased for the account of the underwriters in the open market. Such stabilizing transactions, syndicate covering transactions and penalty bids may result in the maintenance of the price of our common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required and, if any are undertaken, they may be discontinued at any time.

One or more of the underwriters may facilitate the marketing of this offering online directly or through one of its affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, place orders online or through their financial advisor.

In connection with this offering, certain underwriters and selling group members, if any, who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act. In general a passive market maker must display its bid at a price not in excess of the highest independent bid of such security; if all independent bids are lowered below the passive market maker’s bid, however, such bid must then be lowered when certain purchase limits are exceeded.

We estimate that our total expenses attributable to this offering will be approximately $550,000 excluding underwriting discounts and commissions.

An affiliate of J.P. Morgan Securities Inc. is an arranger under our $310.0 million senior secured credit facility and is a lender under our $60.0 million revolving credit line that is a part of the facility, for which it has received customary consideration. An affiliate of Banc of America Securities LLC participated in the syndicate as a lender under the $60.0 million revolving credit line. In addition, an affiliate of Banc of America Securities LLC has an ongoing cash management relationship with us, in connection with which we pay customary compensation. In the ordinary course of the underwriters’ respective businesses, the underwriters and their affiliates may, from time to time, engage in other commercial and investment banking transactions with us.

Our common stock is traded on the Nasdaq National Market under the symbol “CSTR.”

Legal matters

We are being represented by Perkins Coie LLP, Seattle, Washington, and the underwriters are being represented by Davis Polk & Wardwell, Menlo Park, California. The validity of the common stock we are offering by this prospectus will be passed on by Perkins Coie LLP for us.

Experts

The consolidated financial statements of Coinstar, Inc. and subsidiaries as of December 31, 2003 and for the year ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements as of December 31, 2002, and for the two years in the period ended December 31, 2002 incorporated in this prospectus by reference from Coinstar, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of ACMI Holdings, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2003 and the eleven months ended December 31, 2002 and the consolidated statements of operations, stockholders’ equity, and cash flows of American Coin Merchandising, Inc. and subsidiary for the one-month ended January 31, 2002 and the year ended December 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the consolidated financial statements of ACMI Holdings, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2003 and the eleven months ended December 31, 2002 and the consolidated statements of operations, stockholders’ equity, and cash flows of American Coin Merchandising, Inc. and subsidiary for the one-month ended January 31, 2002 and the year ended December 31, 2001 refers to the adoption of the provisions of Financial Accounting Standards Board Interpretation No. 46R Consolidation of Variable Interest Entities (revised December 2003)—an Interpretation of ARB No. 51 for all periods presented and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective on January 1, 2002.

Where you can find more information

We file annual, quarterly and special reports, as well as registration and proxy statements and other information, with the SEC. These documents may be read and copied at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies of these reports and other information may be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You can get further information about the SEC’s Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports, registration statements and other information regarding registrants like us that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended. This prospectus supplement does not contain all the information in the registration statement. We have omitted parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, as amended, including exhibits, at the SEC’s public reference facilities or website. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

Information incorporated by reference

The SEC allows us to “incorporate by reference” into this prospectus supplement information included in documents that we have previously filed or may in the future file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus supplement, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

•  our annual report on Form 10-K for the year ended December 31, 2003 (including information incorporated by reference to our definitive proxy statement on Schedule 14A, filed on April 30, 2004, in connection with our 2004 annual meeting);

•  our quarterly reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

•  our current reports on Form 8-K filed on May 24, 2004, and July 7, 2004;

•  our current report on Form 8-K/A filed on September 20, 2004; and

•  the description of the common stock in our registration statement on Form 8-A filed on May 12, 1997, including any amendments or reports filed for the purpose of updating such description.

You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above. You may also obtain copies of these documents, other than exhibits, free of charge by contacting our investor relations department at our principal offices, which are located at 1800 114th Avenue S.E., Bellevue, Washington 98004, telephone number (425) 943-8000.

PROSPECTUS

$200,000,000

Common Stock

Debt Securities

Convertible Debt Securities

Stock Purchase Contracts

Stock Purchase Units

We may offer common stock, debt securities, convertible debt securities, stock purchase contracts or stock purchase units from time to time. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement. The securities offered by this prospectus will have an aggregate public offering price of up to $200,000,000.

You should read carefully this prospectus and any supplement before you invest. You may not use this prospectus to sell securities unless it includes a prospectus supplement.

Our common stock is quoted on the Nasdaq National Market under the symbol “CSTR.” On November 12, 2004, the closing sale price as quoted on the Nasdaq National Market was $27.24 per share.

Investing in the securities we may offer involves various risks. See the sections entitled “ Risk Factors” and “ Note Regarding Forward-Looking Statements” on page 2. Additional risks associated with an investment in our company as well as with the particular types of securities will be described in the related prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 29, 2004.

i

About this prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may offer from time to time in one or more offerings up to a total of $200,000,000 of the following securities.

•  common stock;

•  debt securities;

•  convertible debt securities;

•  stock purchase contracts; and

•  stock purchase units.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under “Information Incorporated By Reference.”

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We and our agents reserve the sole right to accept or reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we offer securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them. See “Plan of Distribution.”

Risk factors

An investment in our securities involves various risks. You should carefully consider the risks described in the applicable prospectus supplement, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial conditions or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Note regarding forward-looking statements

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. All statements other than statements of historical fact that we make in this prospectus or in any document incorporated by reference are forward-looking. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this prospectus, any prospectus supplement or the documents incorporated into this prospectus are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in this prospectus, any prospectus supplement and the documents incorporated into this prospectus may cause our actual results, performance or achievements to materially differ from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations include, but are not limited to:

•  increased competition;

•  loss of a significant retail partner; and

•  our inability to integrate our acquired businesses successfully.

Given these risks and uncertainties, you are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements included or incorporated by reference into this prospectus are made only as of the date of this prospectus or the applicable incorporated document. We do not undertake and specifically decline any obligation to update any forward-looking statements or to publicly announce the results of any revisions to any statements to reflect new information or future events or developments.

Where you can find more information

We file annual, quarterly and special reports, as well as registration and proxy statements and other information, with the SEC. These documents may be read and copied at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies of these reports and other information may be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You can get further information about the SEC’s Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports, registration statements and other information regarding registrants like us that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended. This prospectus does not contain all the information in the registration statement. We have omitted parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, as amended, including exhibits, at the SEC’s public reference facilities or website. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

Information incorporated by reference

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

•  our annual report on Form 10-K for the year ended December 31, 2003;

•  our quarterly reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

•  our current reports on Form 8-K filed on May 24, 2004 and July 7, 2004;

•  our current report on Form 8-K/A filed on September 20, 2004;

•  our definitive proxy statement on Schedule 14A, filed on April 30, 2004, in connection with our 2004 annual meeting; and

•  the description of the common stock in our registration statement on Form 8-A, filed on May 12, 1997, including any amendments or reports filed for the purpose of updating such description.

You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above. You may also obtain copies of these documents, other than exhibits, free of charge by contacting our investor relations department at our principal offices, which are located at 1800 114th Avenue S.E., Bellevue, Washington 98004, telephone number (425) 943-8000.

Coinstar, Inc.

Coinstar is a multi-national company offering a range of services consisting of coin counting, entertainment and electronic payment. Our network of automated, self-service coin-counting machines provides consumers with a convenient and innovative means to convert loose coins into cash. Through our recent acquisition of ACMI Holdings, Inc. and its subsidiary, American Coin Merchandising, Inc., we offer various coin-operated entertainment services to consumers in mass merchants, supermarkets, warehouse clubs, restaurants, entertainment centers, truck stops and other distribution channels. These entertainment services include crane machines, bulk vending, kiddie rides and video games. In addition, we offer various electronic payment services through point-of-sale and non-coin-counting kiosks in drugstores, universities, shopping malls and convenience stores. As of September 30, 2004, we had installed a total of over 11,700 coin-counting machines and more than 167,000 entertainment services machines, and utilized point-of-sale and non-coin-counting kiosks in more than 13,000 locations.

Our principal executive offices are located at 1800 114th Avenue S.E., Bellevue, Washington 98004, and our telephone number is (425) 943-8000. Our website is http://www.coinstar.com. Information contained on our website does not constitute part of this prospectus.

Use of proceeds

We will retain broad discretion over the use of the net proceeds from the sale of our securities offered hereby. Unless otherwise indicated in the applicable prospectus supplement, we currently intend to use the net proceeds from the sale of the securities to repay or refinance debt, to fund acquisitions, to purchase or redeem our outstanding securities and/or for general corporate purposes. However, we currently have no commitments or agreements for any specific acquisitions or investments. Pending the use of such net proceeds, we intend to invest these funds in investment-grade short-term interest bearing securities.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

(in thousands)	Nine Months Ended September 30, 2004	2003	2002	2001	2000	1999
Income (loss) from continuing operations before income taxes	$24,190	$31,128	$15,958	$1,741	$(9,854)	$(18,961)
Fixed charges:
Interest expenses including amortization of deferred financing costs	3,523	1,668	4,091	8,537	9,012	11,517
Assumed interest component of rental expenses(1)	838	486	475	477	469	450

Total fixed charges	4,361	2,154	4,566	9,014	9,481	11,967

Adjusted earnings (loss)	$28,551	$33,282	$20,524	$10,755	$(373)	$(6,994)

Ratio of earnings to fixed charges	6.55	15.45	4.49	1.19	-	-

Deficiency of earnings to fixed charges	0	0	0	0	(9,854)	(18,961)

(1) Estimated as one-third of operating lease expense.

General description of securities

We may offer shares of common stock, debt securities, convertible debt securities, stock purchase contracts and stock purchase units. We may offer up to $200,000,000 worth of securities under this prospectus. The securities involve various risks that we will describe in the sections entitled “Risk Factors” that appear in the prospectus supplement.

Description of capital stock

Under our current Amended and Restated Certificate of Incorporation, we may issue up to 45,000,000 shares of common stock, par value $0.001 per share; and 5,000,000 shares of preferred stock, par value $0.001 per share, of which 450,000 shares have been designated Series A Junior Participating Preferred Stock and reserved for issuance pursuant to our Rights Agreement. The following description of our capital stock is qualified in its entirety by our Amended and Restated Certificate of Incorporation, as amended, and our Bylaws.

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of Coinstar, the holders of common stock are entitled to receive ratably our assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Our board of directors will have the authority to issue preferred stock in one or more series and to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series, and the qualifications, limitations or restrictions of any unissued series of preferred stock, and to establish from time to time the number of shares constituting any such series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Coinstar without further action by the shareholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. Except for the reservation of the series of preferred stock described above, no shares of preferred stock are currently outstanding.

In addition, we may issue common stock upon the exercise of outstanding warrants to purchase up to 150,000 shares of our common stock. The warrants were issued in connection with our acquisition of CellCards of Illinois, L.L.C., or CellCards, and may be exercised only upon the occurrence of (i) the achievement of certain revenue targets, (ii) a transaction in which we undergo a change in control, as that term is defined in the warrants, or (iii) certain transactions involving the sale of CellCards. If none of these conditions are met by March 30, 2005, the warrants will expire.

Rights agreement

Our board of directors has adopted a rights agreement. We have issued one preferred share purchase right for each additional share of common stock that becomes outstanding between November 30, 1998 and the earliest of:

•  the distribution date, which is the earlier of: (1) the date of a public announcement that a person, entity or group of affiliated persons has acquired beneficial ownership of 20% or more of our outstanding shares of common stock; and (2) ten business days, or such later date as our board of directors may determine, following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for outstanding shares of common stock the consummation of which would result in the offeror becoming the beneficial owner of 20% or more of our outstanding shares of common stock;

•  the date on which the rights expire, November 12, 2008; and

•  the date, if any, on which our board of directors redeems the preferred share purchase rights.

Until a preferred share purchase right is exercised, the holder of such right will have no rights as one of our stockholders.

The preferred share purchase rights have certain antitakeover effects and will cause substantial dilution to a person that attempts to acquire us on terms not approved by our board of directors. The preferred share purchase rights should not affect any prospective offeror willing to make an all-cash offer at a full and fair price, or willing to negotiate with our board of directors. Similarly, the preferred share purchase rights will not interfere with any merger or other business combination approved by our board of directors since the rights may be amended to permit such acquisition or redeemed prior to the time that a person or group has acquired 20% or more of our outstanding shares of common stock.

Each preferred share purchase right entitles its registered holder to purchase from us one one-hundredth of a share of our Series A Junior Participating Preferred Stock, at a price of $45.00 per one one-hundredth of a preferred share, subject to adjustment as described below.

Until the distribution date, the preferred share purchase rights will be evidenced by the certificates for the shares of common stock registered in the names of the holders, rather than by separate certificates. Therefore, until the distribution date, or earlier redemption or expiration of the preferred share purchase rights, the preferred share purchase rights will be transferred with and only with the shares of common stock.

As soon as practicable after the distribution date, separate certificates evidencing the preferred share purchase rights will be delivered to holders of record of the shares of common stock as of the close of business on the distribution date. These separate certificates alone will evidence the preferred share purchase rights from that time forward.

The preferred share purchase rights are not exercisable until the distribution date and will expire on November 12, 2008, unless redeemed prior to expiration, as described below.

The number of preferred shares or other securities or property issuable, and the purchase price payable, upon exercise of the preferred share purchase rights, the redemption price and the number of preferred share purchase rights associated with each outstanding common share are subject to adjustment from time to time to preserve the economic value of the preferred share purchase rights. Our board of directors may make any such adjustments:

•  in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred shares;

•  if holders of the preferred shares are granted certain rights or warrants to subscribe for preferred shares or convertible securities at less than the current market price of the preferred shares; or

•  upon the distribution to holders of the preferred shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends or a dividend payable in preferred shares) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price.

In the event that any person or group of affiliated or associated persons becomes the beneficial owner of 20% or more of our outstanding common shares, proper provision shall be made so that each holder of a right, other than rights beneficially owned by such beneficial owner of 20% or more of our outstanding common shares and its associates and affiliates (which will thereafter be void), will for a 60-day period have the right to receive upon exercise that number of common shares having a market value of two times the exercise price of the right (or, if such number of shares is not and cannot be authorized, we may issue preferred shares, cash, debt, stock or a combination thereof in exchange for the rights). This right will terminate 60 days after the date on which the rights become nonredeemable, unless there is an injunction or similar obstacle to exercise of the rights, in which event this right will terminate 60 days after the date on which the rights again become exercisable.

Generally, the following persons cannot be deemed to beneficially own 20% or more of our outstanding common shares under the rights plan: (i) Coinstar, (ii) a subsidiary of Coinstar, (iii) any employee benefit or compensation plan of Coinstar, or (iv) any entity holding common shares for or pursuant to the terms of any such employee benefit or compensation plan. In addition, except under limited circumstances, no person or entity shall be deemed to have acquired 20% of our common shares for purposes of the rights plan solely as the result of the acquisition of common shares by Coinstar which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such person or entity to 20% or more of the common shares then outstanding.

After a person becomes the beneficial owner of 20% or more of our outstanding shares of common stock, each of the following events would entitle each holder of a preferred share purchase right (other than a holder of those rights that have become null and void and nontransferable as described above) to purchase, for the then current exercise price of the right, shares of common stock of the acquiring company which at the time of the event have a market value of twice the current exercise price of the right:

•  the acquisition of Coinstar in a merger or other business combination transaction, whether or not Coinstar is the surviving corporation; or

•  the sale or transfer of 50% or more of our assets or earning power, in one or more transactions.

At any time prior to the time that a person becomes the beneficial owner of 20% or more of our outstanding shares of common stock, our board of directors may redeem the preferred share purchase rights in whole, but not in part. The redemption price of $0.001 per preferred share purchase right, subject to adjustment as provided in the rights agreement, may be paid in cash, shares of common stock or other consideration deemed appropriate by our board of directors.

Other than those provisions relating to the economic terms of the preferred share purchase rights, at any time prior to any person’s acquiring beneficial ownership of 20% or more of our outstanding shares of common stock, we may, without the approval of any holder of the preferred share purchase rights, amend any provision of the rights agreement. After the time that a person beneficially owns 20% or more of our outstanding common shares, our board of directors may amend the provisions of the rights agreement to cure any ambiguity, correct or supplement any provision which may be inconsistent with any other provision, or change any provision with respect to the rights which we deem necessary or desirable, provided that the changes do not adversely affect the interests of the rights holders

The preferred shares issuable upon exercise of the preferred share purchase rights have the following characteristics:

•  they are not redeemable;

•  the holders of preferred shares will be entitled to a preferential quarterly dividend payment equal to the greater of (a) $1.00 per share and (b) 100 times the dividend declared per common share, if any;

•  the holders of preferred shares will be entitled to a preferential payment per share of all accrued and unpaid dividends and distributions per share, plus $100 per preferred share in the event of voluntary or involuntary dissolution, liquidation or winding up of Coinstar;

•  the holders of preferred shares will be entitled to 100 votes per share, voting together with the shares of common stock; and

•  the holders of preferred shares will be entitled to receive, per share, 100 times the amount received per common share, in the event of any merger, business combination, consolidation or other transaction in which the shares of common stock are exchanged.

Because of the nature of the preferred shares’ dividend, liquidation and voting rights, the value of the one one-hundredth interest in a preferred share issuable upon exercise of each preferred share purchase right should approximate the value of one common share. Customary antidilution provisions are designed to protect that relationship in the event of certain changes in the common and preferred shares.

We may, but are not required to, issue fractional shares that are an integral multiple of one one-hundredth of a preferred share upon the exercise of preferred share purchase rights. In lieu of fractional shares, we may utilize a depository arrangement as provided by the terms of the preferred shares. In the case of fractions other than one one-hundredth of a preferred share or integral multiples thereof, we may make a cash payment based on the market price of such shares.

Description of the debt securities

The following briefly summarizes certain general terms and provisions of the debt securities. The debt securities will be issued under an indenture among us and a trustee. The form of indenture, which includes the form of debt securities, has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

Because the following description is a summary, it does not describe every aspect of the debt securities and is qualified in its entirety by the detailed information appearing in the relevant prospectus supplements.

General

The indenture does not limit the aggregate principal amount of debt securities that may be issued under the indenture. We may issue debt securities from time to time in one or more series. Unless otherwise specified in the applicable prospectus supplement, the debt securities will be our unsecured obligations and will rank equally with our other unsecured and unsubordinated indebtedness.

You should refer to the prospectus supplement that accompanies this prospectus for a description of the specific series of debt securities we are offering by that prospectus supplement. The terms may include:

•  the title of the debt securities and the series in which the debt securities will be included;

•  the authorized denominations and aggregate principal amount of the debt securities;

•  the date or dates on which the debt securities will mature or the method for determining those dates;

•  the rate or rates, which may be fixed or variable, per annum at which the debt securities will bear interest, if there is any interest, and if such rate is variable, the manner of calculation of interest and the date from which interest will accrue or the method for determining such date or dates;

•  the place or places where the principal of and any premium and interest on the debt securities will be payable;

•  the dates on which the interest will be payable and the corresponding record dates;

•  the period or periods within which, the price or prices at which, and the terms and conditions on which, the debt securities may be redeemed, in whole or in part, at our option;

•  any mandatory or optional sinking fund or purchase fund or analogous provisions;

•  the terms and conditions of any redemption of the debt securities and any redemption price;

•  the portion of the principal amount of the debt securities payable upon declaration of the acceleration of the maturity of the debt securities and any method by which that portion will be payable;

•  the person to whom any interest on any debt security shall be payable if other than the person in whose name the debt security is registered on the applicable record date;

•  any additional events of default or covenants applicable to the debt securities;

•  if applicable, provisions related to the issuance of debt securities in book-entry form; and

•  any other special terms pertaining to the debt securities.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Unless otherwise provided in a prospectus supplement, the senior debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and senior indebtedness, and the subordinated debt securities will be unsecured obligations of ours and will be subordinated in right of payment to all of our senior indebtedness.

Unless otherwise specified in the applicable prospectus supplement, we will issue the debt securities in fully registered form without coupons. If we issue debt securities of any series in bearer form, the applicable prospectus supplement will describe the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to those debt securities and to payment on and transfer and exchange of those debt securities.

The debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to those debt securities.

Payment, registration, transfer and exchange

Subject to any applicable laws or regulations, we will make payments on the debt securities at a designated office or agency, unless the applicable prospectus supplement sets forth otherwise. At our option, however, we may also make interest payments on the debt securities in registered form:

•  by checks mailed by the trustee to the holders of debt securities entitled to interest payments at their registered addresses;

•  by wire transfer to an account maintained by the person entitled to interest payments as specified in the debt register; or

•  upon request of a holder of $1,000,000 principal amount or more, interest will be paid by wire transfer as described above.

Unless the applicable prospectus supplement indicates otherwise, we will pay any installment of interest on debt securities in registered form to the person in whose name the debt security is registered at the close of business on the regular record date for that installment of interest.

Unless the applicable prospectus supplement sets forth otherwise, debt securities issued in registered form will be transferable or exchangeable at the agency we may designate from time to time. Debt securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection with the transfer or exchange.

Book-entry procedures

The applicable prospectus supplement for each series of debt securities will state whether those debt securities will be subject to the following provisions.

Unless debt securities in physical form are issued, the debt securities will be represented by one or more fully registered global certificates, in denominations of $1,000 or any integral multiple of $1,000. Each global certificate will be deposited with, or on behalf of, The Depository Trust Company (DTC), and registered in its name or in the name of Cede & Co., its nominee. No holder of debt securities initially issued as a global certificate will be entitled to receive a certificate in physical form, except as set forth below.

DTC has advised that:

•  DTC is:

•  a limited purpose trust company organized under the laws of the State of New York;

•  a member of the Federal Reserve System;

•  a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•  a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act.

•  DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book entries, thereby eliminating the need for physical movement of certificates.

•  DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations.

•  Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

Holders that are not DTC participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, the debt securities may do so only through DTC participants. In addition, holders of the debt securities will receive all distributions of principal and interest from the trustee through DTC participants. Under the rules, regulations and procedures creating and affecting DTC and its operation, DTC is required to make book-entry transfers of debt securities among DTC participants on whose behalf it acts and to receive and transmit distributions of principal of, and interest on, the debt securities. Under the book-entry system, holders of debt securities may experience some delay in receipt of payments, since the trustee will forward such payments to Cede & Co., as nominee for DTC, and DTC, in turn, will forward the payments to the appropriate DTC participants.

DTC participants will be responsible for distributions to holders of debt securities, which distributions will be made in accordance with customary industry practices. Although holders of debt securities will not have possession of the debt securities, the rules of DTC provide a mechanism by which those holders will receive payments and will be able to transfer their interests. Although the DTC participants are expected to convey the rights represented by their interests in any global security to the related holders, because DTC can only act on behalf of DTC participants, the ability of holders of debt securities to pledge the debt securities to persons or entities that are not DTC participants or to otherwise act with respect to the debt securities may be limited due to the lack of physical certificates for the debt securities.

Neither we nor the trustee under the indenture nor any agent of us or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the debt securities or for supervising or reviewing any records relating to such beneficial ownership interests. Since the only “holder of debt securities,” for purposes of the indenture, will be Cede & Co., as nominee of DTC, the trustee will not recognize holders of debt securities as “holders of debt securities,” and holders of debt securities will be permitted to exercise the rights of holders only indirectly through DTC and DTC participants. DTC has advised us that it will take any action permitted to be taken by a holder of debt securities under the indentures only at the direction of one or more DTC participants to whose accounts with DTC the related debt securities are credited.

All payments we make to the trustee will be in immediately available funds.

Physical certificates will be issued to holders of a global security, or their nominees, if:

•  DTC advises the trustee in writing that DTC is no longer willing, able or eligible to discharge properly its responsibilities as depository and we are unable to locate a qualified successor;

•  we decide in our sole discretion to terminate the book-entry system through DTC; or

•  upon the request of a holder, following an event of default.

In such event, the trustee under the indenture will notify all holders of debt securities through DTC participants of the availability of such physical debt securities. Upon surrender by DTC of the definitive global note representing the debt securities and receipt of instructions for reregistration, the trustee will reissue the debt securities in physical form to holders or their nominees.

Debt securities in physical form will be freely transferable and exchangeable at the office of the trustee upon compliance with the requirements set forth in the indenture.

No service charge will be imposed for any registration of transfer or exchange, but payment of a sum sufficient to cover any tax or other governmental charge may be required.

Consolidation, merger or sale

The indenture provides that we may merge or consolidate with or into any other corporation or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, if:

•  in the case of a merger or consolidation, we are the surviving corporation;

•  in the case of either a merger or consolidation where we are not the surviving corporation, or a sale, conveyance or other disposition of all or substantially all of our assets to another person:

•   the resulting, successor or acquiring person is a corporation organized and existing under the laws of the United States or any state thereof; and

•  that corporation expressly assumes by supplemental indenture all of our obligations under the debt securities, any related coupons and the indentures;

•  immediately after giving effect to the merger or consolidation, or the sale, conveyance, transfer, lease or other disposition, no default or event of default under the indenture will have occurred and be continuing; and

•  certain other conditions are met.

If a successor corporation assumes our obligations, then that successor corporation will succeed to and be substituted for us under the indenture and under the debt securities and any related coupons, and all of our obligations will terminate.

Events of default, notice and certain rights on default

Events of default under the indenture for a series of debt securities are defined as:

•  default for 30 days in payment of any interest on any debt security of that series or any related coupon or any additional amount payable for the debt securities of that series as specified in the applicable prospectus supplement when due;

•  default in payment of principal or premium, if any, on redemption or otherwise, or in the making of a mandatory sinking fund payment of any debt securities of that series when due;

•  default for 60 days after notice to us by the trustee, or to us and the trustee by the holders of 25% or more in aggregate principal amount of the outstanding debt securities of that series, in the performance of any other agreement applicable to the debt securities of that series, in the indenture or in any supplemental indenture under which the debt securities of that series may have been issued; and

•  certain events of bankruptcy, insolvency or reorganization.

If an event of default specified in the indenture for the debt securities of any series occurs and is continuing, either the trustee for that series or the holders of 25% or more in aggregate principal amount of the outstanding debt securities of that series, by written notice to us, may:

•  declare the principal of all the debt securities of that series to be due and payable, or

•  in the case of original issue discount debt securities or indexed debt securities, declare the portion of the principal amount specified in the applicable prospectus supplement to be due and payable.

If the holders of debt securities of a series give notice of the declaration of acceleration to us, then they are also required to give notice to the trustee for that series.

The trustee for any series of debt securities is required to give notice to the holders of the debt securities of that series of all uncured defaults within 30 days after the occurrence of a default known to it on debt securities of that series. However, that notice will not be given until 60 days after the occurrence of a default on debt securities of that series involving a failure to perform a covenant other than the obligation to pay principal, premium, if any, or interest, if any, or make a mandatory sinking fund payment. In addition, the trustee may withhold that notice if and so long as a committee of its responsible officers in good faith determines that withholding that notice is in the interest of the holders of the debt securities of that series, except in the case of a default in payment on the debt securities of that series. Default means any event that is, or, after notice or passage of time or both, would be, an event of default.

The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless those holders have offered the trustee reasonable indemnity. Subject to those trustee indemnification provisions, the holders of not less than a majority in aggregate principal amount of the debt securities of each series affected (with each series voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for that series, or exercising any trust or power conferred on the trustee.

We will file annually with the trustee a certificate as to our compliance with all conditions and covenants of the indenture.

The holders of at least a majority in aggregate principal amount of any series of debt securities, by notice to the trustee for that series, may waive, on behalf of the holders of all debt securities of that series, any past default or event of default with respect to that series and its consequences, and may rescind and annul a declaration of acceleration with respect to that series. However, a default or event of default in the payment of the principal of, or premium or interest on, any debt security and certain other defaults may not be waived.

Modification of the indentures

We and the trustee for a series of debt securities may enter into one or more supplemental indentures, without the consent of the holders of any of the debt securities, in order to:

•  evidence the succession of another corporation to us and the assumption of all of our obligations under the debt securities, any related coupons and its covenants by a successor;

•  add to our covenants or surrender any of our rights or powers;

•  add additional events of default for any series;

•  add, change or eliminate any provision affecting debt securities that are not yet issued;

•  secure the debt securities;

•  establish the form or terms of debt securities not yet issued;

•  evidence and provide for successor trustees;

•  permit payment in respect of debt securities in bearer form in the United States, if allowed without penalty under applicable laws and regulations; or

•  correct or supplement any inconsistent provisions, cure any ambiguity or mistake, or add any other provisions, on the condition that this action does not adversely affect the interests of any holder of debt securities of any series issued under the indenture in any material respect.

In addition, with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the supplemental indenture, we and the trustee may execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or any supplemental indenture or modifying the rights of the holders of debt securities of that series. However, no such supplemental indenture may, without the consent of the holder of each debt security that is affected:

•  change the time for payment of principal or interest on any debt security;

•  reduce the principal of, or any installment of principal of, or interest on, any debt security;

•  reduce the amount of premium, if any, payable upon the redemption of any debt security;

•  reduce the amount of principal payable upon acceleration of the maturity of an original issue discount debt security;

•  impair the right to institute suit for the enforcement of any payment on or for any debt security;

•  reduce the percentage in principal amount of the outstanding debt securities of any series the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•  change our obligation to maintain an office or agency in the places and for the purposes specified in the indenture;

•  modify the provisions relating to waiver of some defaults or any of the foregoing provisions; or

•  change the currency of payment.

Any supplemental indenture will be filed with the SEC as an exhibit to:

•  a post-effective amendment to the registration statement of which this prospectus is a part;

•  an annual report on Form 10-K;

•  a quarterly report on Form 10-Q; or

•  a current report on Form 8-K.

Defeasance and covenant defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee sufficient cash or government obligations to pay the principal, interest, any premium and any mandatory sinking fund or analogous payments due to the stated or a redemption date of the debt securities of a particular series, then at our option:

•  we will be discharged from our obligations for the debt securities of that series, which is referred to as “defeasance,” or

•  we will no longer be under any obligation to comply with certain covenants under the indenture, and some events of default will no longer apply to us, which is referred to as “covenant defeasance.”

If a defeasance occurs, the holders of the debt securities of the affected series will no longer be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Those holders may look only to the deposited funds or obligations for payment.

Unless otherwise specified in the applicable prospectus supplement and except as described below, the conditions to both defeasance and covenant defeasance are as follows:

•  it must not result in a breach or violation of, or constitute a default or event of default under, the indenture, or result in a breach or violation of, or constitute a default under, any other of our material agreements or instruments;

•  certain bankruptcy-related defaults or events of default with respect to us must not be occurring during the period commencing on the date of the deposit of the trust funds to defease the debt securities and ending on the 91st day after that date;

•  we must deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities:

•  will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and

•   will be subject to federal income tax on the same amounts and in the same manner and at all the same times as would have been the case if the covenant defeasance had not occurred;

•  we must deliver to the trustee an officer’s certificate and an opinion of counsel addressing compliance with the conditions of the defeasance or covenant defeasance; and

•  we must comply with any other conditions to the defeasance or covenant defeasance that the indenture may impose on us.

The indenture requires that a nationally recognized firm of independent public accountants deliver to the trustee a written certification as to the sufficiency of the trust funds deposited for the defeasance or covenant defeasance of the debt securities.

If indicated in the prospectus supplement, in addition to obligations of the United States or an agency or instrumentality of the United States, government obligations may include obligations of the government or an agency or instrumentality of the government issuing the currency in which debt securities of such series are payable. In the event that government obligations deposited with the trustee for the defeasance of such debt securities decrease in value or default subsequent to their being deposited, we will have no further obligation, and the holders of the debt securities will have no additional recourse against us, for any decrease in value or default.

We may exercise our defeasance option for the debt securities even if we have already exercised our covenant defeasance option. If we exercise our defeasance option, payment of the debt securities may not be accelerated because of default or an event of default. If we exercise our covenant defeasance option, payment of the debt securities may not be accelerated because of default or an event of default with respect to the covenants to which the covenant defeasance is applicable. However, if acceleration occurs, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities, because the required deposit in the defeasance trust is based on scheduled cash flow rather than market value, which will vary depending on interest rates and other factors.

Description of convertible debt securities

The following briefly summarizes certain general terms and provisions of the convertible debt securities. The convertible debt securities offered pursuant to this prospectus will be unsecured obligations and will be either senior unsubordinated debt or subordinated debt. Convertible senior debt will be issued under a convertible senior debt indenture. Convertible subordinated debt will be issued under a convertible subordinated debt indenture. The form of convertible debt indenture, which includes the form of convertible debt securities, has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

Where we make no distinction between convertible senior unsubordinated debt securities and convertible subordinated debt securities or between the convertible senior debt indenture and the convertible subordinated debt indenture, those summaries refer to any debt securities and either indenture. The prospectus supplements will describe the particular terms and provisions of any series of convertible debt securities. Therefore, you should rely on the information in the applicable prospectus supplement, especially when the information in the prospectus supplement is different from the information provided below. The provision of the prospectus supplement will control to the extent that any provision in any prospectus supplement is inconsistent with any provision in this summary.

Because the following description is a summary, it does not describe every aspect of the convertible debt securities and is qualified in its entirety by the detailed information appearing in the relevant prospectus supplements.

General

The indenture does not limit the aggregate principal amount of convertible debt securities that may be issued under the indenture. We may issue convertible debt securities from time to time in one or more series under the indenture. The convertible senior debt securities will be our unsecured and unsubordinated obligations and will rank equally with our other unsecured and unsubordinated indebtedness. The convertible subordinated debt securities will be our unsecured obligations and, as set forth below under “Convertible Subordinated Debt Securities,” will be subordinated in right of payment to all of our senior indebtedness.

The prospectus supplements will provide a description of the specific series of convertible debt securities we are offering by that prospectus supplement. The terms may include:

•  the specific designation of the convertible debt securities, including whether they are senior debt securities or subordinated debt securities;

•  the aggregate principal amount of the convertible debt securities;

•  the maturity date or dates of the principal of the convertible debt securities or the method of determining the maturity date or dates;

•  the rate or rates, which may be fixed or variable, at which the convertible debt securities will bear interest, if there is any interest, or the method of calculating the interest rate or rates;

•  the date or dates that interest will accrue or the method of determining that date or dates;

•  the date or dates that interest will be payable and the record date or dates for the interest payment date or dates;

•  the place or places where principal of or premium, if there is a premium, and interest on the convertible debt securities will be payable;

•  if we may redeem, at our option, the convertible debt securities in whole or in part,

•  the period or periods for the redemption,

•  the price or prices for the redemption, and

•  the terms and conditions for the redemption;

•  if we are obligated to redeem or purchase the convertible debt securities in whole or in part, pursuant to any sinking fund or similar provisions, upon the happening of specified events or at the option of a holder of the convertible debt securities,

•  the period or periods for the redemption,

•  the price or prices for the redemption, and

•  the terms and conditions for the redemption;

•  the denominations of the convertible debt securities that we are authorized to issue;

•  the terms and conditions upon which conversion will be effected, including:

•  the conversion price,

•  the conversion period, and

•  other conversion provisions;

•  if other than the principal amount, the portion of the principal amount of the convertible debt securities that will be payable upon declaration of the acceleration of the maturity, or the method by which that portion will be determined;

•  the person to whom any interest on any convertible debt security will be payable, if other than the person in whose name that convertible debt security is registered on the applicable record date;

•  any addition to, or modification or deletion of, any event of default or any covenant of us specified in the applicable indenture;

•  the application of the means of covenant defeasance specified for the convertible debt securities;

•  whether the convertible debt securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for the global security or securities;

•  any addition to, or modification or deletion of, any provision of the indenture related to the subordination of the convertible debt securities; and

•  any other special terms of the convertible debt securities.

Unless the applicable prospectus supplement specifies otherwise, the convertible debt securities will not be listed on any securities exchange.

Unless the applicable prospectus supplement specifies otherwise, we will issue the convertible debt securities in fully registered form without coupons. If we issue convertible debt securities of any series in bearer form, the applicable prospectus supplement will describe the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to those convertible debt securities and to payment on and transfer and exchange of those convertible debt securities. Convertible debt securities issued in bearer form will be transferable by delivery.

The convertible debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to those convertible debt securities.

Payment, registration, transfer and exchange

Subject to any applicable laws or regulations, we will make payments on the convertible debt securities at a designated office or agency, unless the applicable prospectus supplement sets forth otherwise. At our option, however, we may make interest payments on the convertible debt securities in registered form:

•  by checks mailed by the applicable trustee to the holders of convertible debt securities entitled to interest payments at their registered addresses;

•  by wire transfer to an account maintained by the person entitled to interest payments as specified in the debt register; or

•  upon request of a holder of $1,000,000 principal amount or more, interest will be paid by wire transfer as described above.

Unless the applicable prospectus supplement indicates otherwise, we will pay any installment of interest on convertible debt securities in registered form to the person in whose name the convertible debt security is registered at the close of business on the regular record date for that installment of interest.

Unless the applicable prospectus supplement sets forth otherwise, convertible debt securities issued in registered form will be transferable or exchangeable at the agency we may designate from time to time. Convertible debt securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection with the transfer or exchange.

Conversion rights

An applicable prospectus supplement will set forth the terms on which the convertible debt securities of any series are convertible into common stock. Those terms will address whether conversion is mandatory, at the option of the holder or at our option. The terms may also provide that the number of shares of our common stock to be received by the holders of the convertible debt securities will be calculated according to the market price of our common stock as of a time stated in the prospectus supplement.

Convertible subordinated debt securities

For any convertible subordinated debt securities, the following provisions will apply.

Before we pay the principal of, and premium and interest on, the convertible subordinated debt securities, we must be current and not in default on payment in full of all of our senior indebtedness. Senior indebtedness includes all of our indebtedness unless the indebtedness, by its terms, is subordinate in right of payment to or equal with the convertible subordinated debt securities. Indebtedness means the principal of, premium, if any, and any accrued and unpaid interest (including post-petition interest, whether or not allowable as a claim in bankruptcy) on:

•  indebtedness for money borrowed;

•  indebtedness evidenced by notes, debentures, bonds or other instruments of indebtedness;

•  obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; and

•  obligations under capitalized leases and operating leases.

Indebtedness does not include amounts owed to trade creditors in the ordinary course of business.

We may not pay the principal of, premium, if any, or interest on the convertible subordinated debt securities if:

•  any of our senior indebtedness is not paid when due (following the expiration of any applicable grace period);

•  any other default on our senior indebtedness occurs and the maturity of any senior indebtedness is accelerated in accordance with its terms; or

•  any other default on our senior indebtedness occurs and the holders of our senior indebtedness impose a payment blockage that prevents us from paying on the subordinated debt;

unless, in either case:

•  the failure to pay or the acceleration relates to senior indebtedness in an aggregate amount equal to or less than $50 million;

•  the default has been cured or waived or has ceased to exist;

•  the acceleration has been rescinded; or

•  the senior indebtedness has been paid in full.

A failure to make any payment on the convertible subordinated debt securities as a result of the foregoing provisions will not limit the right of the holders of the convertible subordinated debt securities to accelerate the maturity as a result of the payment default.

If any distribution of our assets is made upon any dissolution, total or partial liquidation or reorganization of or similar proceeding relating to us, the holders of senior indebtedness will be entitled to receive payment in full before the holders of the convertible subordinated debt securities are entitled to receive any payment. Because of this subordination, in the event of insolvency, our creditors who hold senior indebtedness or other unsubordinated indebtedness may recover a greater percentage of the debt owed to them than the holders of the convertible subordinated debt securities.

Book-entry procedures

The applicable prospectus supplement for each series of convertible debt securities will state whether those convertible debt securities will be subject to the following provisions.

Unless convertible debt securities in physical form are issued, the convertible debt securities will be represented by one or more fully registered global certificates, in denominations of $1,000 or any integral multiple of $1,000. Each global certificate will be deposited with, or on behalf of, DTC, and registered in its name or in the name of Cede & Co., its nominee. No holder of convertible debt securities initially issued as a global certificate will be entitled to receive a certificate in physical form, except as set forth below.

DTC has advised us that:

•  DTC is:

•  a limited purpose trust company organized under the laws of the State of New York,

•  a member of the Federal Reserve System,

•  a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and

•  a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act.

•  DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book entries, thereby eliminating the need for physical movement of certificates.

•  DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations.

•  Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

Holders that are not DTC participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, the convertible debt securities may do so only through DTC participants. In addition, holders of the convertible debt securities will receive all distributions of principal and interest from the trustee through DTC participants. Under the rules, regulations and procedures creating and affecting DTC and its operation, DTC is required to make book-entry transfers of convertible debt securities among DTC participants on whose behalf it acts and to receive and transmit distributions of principal of, and interest on, the convertible debt securities. Under the book-entry system, holders of convertible debt securities may experience some delay in receipt of payments, since the trustee will forward such payments to Cede & Co., as nominee for DTC, and DTC, in turn, will forward the payments to the appropriate DTC participants.

DTC participants will be responsible for distributions to holders of convertible debt securities, which distributions will be made in accordance with customary industry practices. Although holders of convertible debt securities will not have possession of the convertible debt securities, DTC rules provide a mechanism by which those holders will receive payments and be able to transfer their interests. DTC participants are expected to convey the rights represented by their interests in any global security to the related holders, but DTC can act only on behalf of DTC participants. Consequently, the ability of holders of convertible debt securities to pledge the convertible debt securities to persons or entities that are not DTC participants or to otherwise act with respect to the convertible debt securities may be limited due to the lack of physical certificates for the convertible debt securities.

Neither we nor the trustees under the indenture nor any respective agent will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the convertible debt securities or for supervising or reviewing any records relating to such beneficial ownership interests. Since the only “holder of convertible debt securities,” for purposes of the indenture, will be Cede & Co., as nominee of DTC, the trustee will not recognize holders of convertible debt securities as “holders of convertible debt securities,” and holders of convertible debt securities will be permitted to exercise the rights of holders only indirectly through DTC and DTC participants. DTC has advised us that it will take any action permitted to be taken by a holder of convertible debt securities under the indenture only at the direction of one or more DTC participants to whose accounts with DTC the related convertible debt securities are credited.

All payments we make to the trustees will be in immediately available funds.

We will issue physical certificates to holders of beneficial interests in a global certificate, or their nominees, if:

•  DTC advises the trustee in writing that it is no longer willing, able or eligible to discharge properly its responsibilities as depository and we are unable to locate a qualified successor,

•  we decides in our sole discretion to terminate the book-entry system through DTC, or

•  upon the request of a holder, following an event of default.

In such event, the trustee under the applicable indenture will notify all holders of convertible debt securities through DTC participants of the availability of such physical convertible debt securities. Upon surrender by DTC of the definitive global note representing the convertible debt securities and receipt of instructions for reregistration, the trustee will reissue the convertible debt securities in physical form to holders or their nominees.

Convertible debt securities in physical form will be freely transferable and exchangeable at the office of the applicable trustee upon compliance with the requirements set forth in the applicable indenture.

No service charge will be imposed for any registration of transfer or exchange, but payment of a sum sufficient to cover any tax or other governmental charge may be required.

Consolidation, merger or sale

The indenture provides that we may merge or consolidate with or into any other corporation or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, if:

•  in the case of a merger or consolidation, we are the surviving corporation;

•  in the case of either a merger or consolidation where we are not the surviving corporation, or a sale, conveyance or other disposition of all or substantially all of our assets to another person:

•  the resulting successor or acquiring person is a corporation organized and existing under the laws of the United States or any state thereof; and

•  that corporation expressly assumes by supplemental indenture all our obligations under the convertible debt securities, any related coupons and the indentures;

•  immediately after giving effect to the merger or consolidation, or the sale, conveyance, transfer, lease or other disposition, no default or event of default under the indenture will have occurred and be continuing; and

•  certain other conditions are met.

If a successor corporation assumes our obligations, then that successor corporation will succeed to and be substituted for us under the indentures and under the convertible debt securities and any related coupons, and all our obligations will terminate.

Events of default, notice and certain rights on default

Events of default under the indenture for a series of convertible debt securities are defined as:

•  default for 30 days in payment of any interest on any convertible debt security of that series or any related coupon or any additional amount payable for the convertible debt securities of that series as specified in the applicable prospectus supplement when due;

•  default in payment of principal or premium, if any, on redemption or otherwise, or in the making of a mandatory sinking fund payment of any convertible debt securities of that series when due;

•  default for 60 days after notice to us by the trustee, or to us and the trustee by the holders of 25% or more in aggregate principal amount of the outstanding convertible debt securities of that series, in the performance of any other agreement applicable to the convertible debt securities of that series, in the indenture or in any supplemental indenture under which the convertible debt securities of that series may have been issued; and

•  certain events of bankruptcy, insolvency or reorganization.

If an event of default specified in the indenture for the convertible debt securities of any series occurs and is continuing, either the trustee for that series or the holders of 25% or more in aggregate principal amount of the outstanding convertible debt securities of that series, by written notice to us, may:

•  declare the principal of all the convertible debt securities of that series to be due and payable, or

•  in the case of original issue discount convertible debt securities or indexed convertible debt securities, declare the portion of the principal amount specified in the applicable prospectus supplement to be due and payable.

If the holders of convertible debt securities of a series give notice of the declaration of acceleration to us, then they are also required to give notice to the trustee for that series.

The trustee for any series of convertible debt securities is required to give notice to the holders of the convertible debt securities of that series of all uncured defaults within 30 days after the occurrence of a default known to it on convertible debt securities of that series. However, that notice will not be given until 60 days after the occurrence of a default on convertible debt securities of that series involving a failure to perform a covenant other than the obligation to pay principal, premium, if any, or interest, if any, or make a mandatory sinking fund payment. In addition, the trustee may withhold that notice if and so long as a committee of its responsible officers in good faith determines that withholding that notice is in the interest of the holders of the convertible debt securities of that series, except in the case of a default in payment on the convertible debt securities of that series. Default means any event that is, or, after notice or passage of time or both, would be, an event of default.

The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of convertible debt securities, unless those holders have offered the trustee reasonable indemnity. Subject to those trustee indemnification provisions, the holders of not less than a majority in aggregate principal amount of the convertible debt securities of each series affected (with each series voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for that series, or exercising any trust or power conferred on the trustee.

We will file annually with the trustees a certificate as to our compliance with all conditions and covenants of the indenture.

The holders of at least a majority in aggregate principal amount of any series of convertible debt securities, by notice to the trustee for that series, may waive, on behalf of the holders of all convertible debt securities of that series, any past default or event of default with respect to that series and its consequences, and may rescind and annul a declaration of acceleration with respect to that series. However, a default or event of default in the payment of the principal of, or premium or interest on, any convertible debt security and certain other defaults may not be waived.

Modification of the indentures

We and the trustee for a series of convertible debt securities, may enter into one or more supplemental indentures, without the consent of the holders of any of the convertible debt securities, in order to:

•  evidence the succession of another corporation to us and the assumption of all of our obligations under the debt securities, any related coupons and its covenants by a successor;

•  add to our covenants or surrender any of our rights or powers;

•  add additional events of default for any series;

•  add, change or eliminate any provision affecting convertible debt securities not yet issued;

•  secure the convertible debt securities;

•  establish the form or terms of convertible debt securities not yet issued;

•  evidence and provide for successor trustees;

•  if allowed without penalty under applicable laws and regulations, permit payment in respect of convertible debt securities in bearer form in the United States; or

•  correct or supplement any inconsistent provisions, cure any ambiguity or mistake, or add any other provisions, on the condition that this action does not adversely affect the interests of any holder of convertible debt securities of any series issued under the indenture in any material respect.

In addition, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding convertible debt securities of each series affected by the supplemental indenture, we and the trustee may execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or any supplemental indenture or modifying the rights of the holders of convertible debt securities of that series. However, no supplemental indenture may, without the consent of the holder of each convertible debt security that is affected:

•  change the time for payment of principal or interest on any convertible debt security;

•  reduce the principal of, or any installment of principal of, or interest on any convertible debt security;

•  reduce the amount of premium, if any, payable upon the redemption of any convertible debt security;

•  reduce the amount of principal payable upon acceleration of the maturity of an original issue discount convertible debt security;

•  impair the right to institute suit for the enforcement of any payment on or for any convertible debt security;

•  modify the conversion rights or provisions with respect to subordination in a manner adverse to the holders;

•  reduce the percentage in principal amount of the outstanding convertible debt securities of any series the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•  change our obligation to maintain an office or agency in the places and for the purposes specified in the indenture;

•  modify the provisions relating to waiver of some defaults or any of the foregoing provisions; or

•  change the currency of payment.

Any supplemental indenture will be filed with the SEC as an exhibit to:

•  a post-effective amendment to the registration statement of which this prospectus is a part;

•  an annual report on Form 10-K;

•  a quarterly report on Form 10-Q; or

•  a current report on Form 8-K.

Covenant defeasance

If the applicable prospectus supplement so indicates, we may elect to be released from our obligations for certain covenants applicable to the convertible debt securities of any series upon deposit with the related trustee of an amount sufficient to discharge the indebtedness evidenced by the convertible debt securities of that series. The deposit must consist of either money or obligations of the United States or any agency or instrumentality of the United States the payment of which is backed by the full faith and credit of the United States, which, through the payment of principal and interest on those obligations and complying with their terms, will provide funds in an aggregate amount sufficient to pay when due, including as a consequence of redemption in respect of which notice is given on or prior to the date of irrevocable deposit, the principal of, premium, if any, and interest on all convertible debt securities of the series.

When a covenant defeasance occurs, we will:

•  be released only from our obligations to comply with certain covenants contained in the indenture relating to the convertible debt securities;

•  continue to be obligated in all other respects under those convertible debt securities; and

•  continue to be contingently liable for the payment of principal, premium and interest for those convertible debt securities.

Unless the applicable prospectus supplement specifies otherwise and except as described below, the conditions to covenant defeasance are as follows:

•  the covenant defeasance must not result in a breach or violation of, or constitute a default or event of default under, the applicable indenture or any other of our material agreements or instruments;

•  certain bankruptcy-related defaults or events of default with respect to us must not have occurred and be continuing during the period commencing on the date of the deposit of the trust funds to defease the convertible debt securities and ending on the 91st day after that date;

•  we must deliver to the trustee an opinion of counsel to the effect that the holders of the convertible debt securities:

•  will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and

•   will be subject to federal income tax on the same amounts and in the same manner and at all the same times as would have been the case if the covenant defeasance had not occurred;

•  we must deliver to the trustee an officer’s certificate and an opinion of counsel addressing compliance with the conditions precedent to covenant defeasance; and

•  we must comply with any additional conditions to the covenant defeasance that may be imposed on us pursuant to the applicable indenture.

The indenture requires that a nationally recognized firm of independent public accountants deliver to the trustee a written certification as to the sufficiency of the trust funds deposited for covenant defeasance of the convertible debt securities. Holders of the convertible debt securities do not have recourse against that firm under the indenture.

If we exercise our covenant defeasance option, payment of the convertible debt securities may not be accelerated because of a default or an event of default for the covenants to which the covenant defeasance is applicable. However, if acceleration occurs, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the convertible debt securities, because the required deposit in the defeasance trust is based on scheduled cash flow rather than market value, which will vary depending on interest rates and other factors.

The applicable prospectus supplement may further describe the provisions, if any, applicable to covenant defeasance for convertible debt securities of a particular series.

Description of the stock purchase contracts and the stock

purchase units

We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock (or a range of numbers of shares pursuant to a predetermined formula) at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

The stock purchase contracts may be issued separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and either:

•  our debt securities, convertible debt securities or convertible subordinated debt securities; or

•  debt obligations of third parties, including U.S. Treasury securities;

securing the holders’ obligations to purchase the common stock under the stock purchase contracts.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner, and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units, and, if applicable, prepaid securities. The description in the applicable prospectus supplement will not contain all of the information that you may find useful. For more information, you should review the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, the prepaid securities and the document contracts or stock purchase units, and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued. These documents will be filed with the SEC promptly after the offering of the stock purchase contracts or stock purchase units, as necessary. Material U.S. federal income tax consideration applicable to the stock purchase contracts and the stock purchase units will also be discussed in the applicable prospectus supplement.

Plan of distribution

We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers or through a combination of these methods. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•  the name or names of any underwriters, if any, and if required, any dealers or agents;

•  the purchase price of the securities and the proceeds we will receive from the sale;

•  any underwriting discounts and other items constituting underwriters’ compensation;

•  any initial public offering price;

•  any discounts or concessions allowed or reallowed or paid to dealers; and

•  any securities exchange or market on which the securities may be listed.

In addition, we may issue common stock upon the exercise of outstanding warrants to purchase up to 150,000 shares of our common stock. The warrants were issued in connection with our acquisition of CellCards of Illinois, L.L.C., or CellCards, and may be exercised only upon the occurrence of (i) the achievement of certain revenue targets, (ii) a transaction in which we undergo a change in control, as that term is defined in the warrants, or (iii) certain transactions involving the sale of CellCards. If none of these conditions are met by March 30, 2005, the warrants will expire.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If we use underwriters in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to specific limited conditions, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

We may provide agents and underwriters with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

In addition, we may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or post-effective amendment). We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to a financial institution or other third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement. Such financial institution or other third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

All securities we offer other than common stock will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Underwriters may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the securities being offered as long as the stabilizing bids do not exceed a specified maximum. Underwriters may over-allot the offered securities in connection with the offering, thus creating a short position in their account. Syndicate covering transactions involve purchases of the offered securities by underwriters in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time.

Legal matters

Perkins Coie LLP, Seattle, Washington, will provide Coinstar with an opinion as to the legality of the securities we are offering.

Experts

The consolidated financial statements of Coinstar, Inc. and subsidiaries as of December 31, 2003 and for the year ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements as of December 31, 2002, and for the two years in the period ended December 31, 2002 incorporated in this prospectus by reference from Coinstar, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of ACMI Holdings, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2003 and the eleven months ended December 31, 2002 and the consolidated statements of operations, stockholders’ equity, and cash flows of American Coin Merchandising, Inc. and subsidiary for the one-month ended January 31, 2002 and the year ended December 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the consolidated financial statements of ACMI Holdings, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2003 and the eleven months ended December 31, 2002 and the consolidated statements of operations, stockholders’ equity, and cash flows of American Coin Merchandising, Inc. and subsidiary for the one-month ended January 31, 2002 and the year ended December 31, 2001 refers to the adoption of the provisions of Financial Accounting Standards Board Interpretation No. 46R Consolidation of Variable Interest Entities (revised December 2003) — an Interpretation of ARB No. 51 for all periods presented and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective on January 1, 2002.

3,000,000 shares

Common stock

Prospectus supplement

JPMorgan	Banc of America Securities LLC

Thomas Weisel Partners LLC

Craig-Hallum Capital Group LLC

Delafield Hambrecht, Inc.

Merriman Curhan Ford & Co.

December    , 2004

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates of this prospectus supplement and the accompanying prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus supplement and the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.